Exhibit 10.38

loanDepot Holdings, LLC

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of                  , 2015

THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS, OR AN EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

CERTAIN OF THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND THE OTHER RESTRICTIONS SET FORTH HEREIN AND/OR IN A SEPARATE AGREEMENT WITH THE INITIAL HOLDER OF SUCH UNITS. A COPY OF SUCH AGREEMENT(S) MAY BE OBTAINED BY THE HOLDER OF SUCH UNITS UPON WRITTEN REQUEST AND WITHOUT CHARGE.

-i-

4.7	Compensation of a Unitholder for Services	39

4.8	Purchase of Class I Units	39

ARTICLE V MANAGEMENT		41

5.1	Authority of Board	41

5.2	Composition of the Board	41

5.3	Board Actions; Meetings	42

5.4	Delegation of Authority	43

5.5	Purchase of Units	43

5.6	Limitation of Liability	43

5.7	Officers	44

5.8	iMortgage Representative	44

ARTICLE VI RIGHTS AND OBLIGATIONS OF UNITHOLDERS AND MEMBERS		45

6.1	Limitation of Liability	45

6.2	Lack of Authority	46

6.3	No Right of Partition	46

6.4	Indemnification	46

6.5	Members Right to Act	48

6.6	Investment Opportunities and Conflicts of Interest	48

6.7	Interested Transactions	49

6.8	Confidentiality	49

ARTICLE VII BOOKS, RECORDS, ACCOUNTING AND REPORTS		50

7.1	Records and Accounting	50

7.2	Tax Reports	51

7.3	Transmission of Communications	51

-ii-

ARTICLE VIII TAX MATTERS		52

8.1	Preparation of Tax Returns	52

8.2	Tax Elections	52

8.3	Tax Controversies	52

8.4	Tax Continuation	52

ARTICLE IX TRANSFER OF UNITS		52

9.1	Required Consent	52

9.2	Approved Sale; Drag Along Obligations	53

9.3	Effect of Assignment	56

9.4	Additional Restrictions on Transfer	56

9.5	Legend	57

9.6	Transfer Fees and Expenses	58

9.7	Void Transfers	58

9.8	Vesting, Forfeiture and Repurchase of Units	59

9.9	Exchange of Combined Units for Class A Common Stock	59

9.10	Adjustment	63

9.11	Class A Common Stock to be Issued	64

9.12	Withholding; Certification of Non-Foreign Status	66

9.13	No Transfer of Class B Common Stock	66

ARTICLE X ADMISSION OF MEMBERS		67

10.1	Substituted Members	67

10.2	Additional Members	67

ARTICLE XI WITHDRAWAL AND RESIGNATION OF UNITHOLDERS		67

11.1	Withdrawal and Resignation of Unitholders	67

-iii-

ARTICLE XII DISSOLUTION AND LIQUIDATION		68

12.1	Dissolution	68

12.2	Liquidation and Termination	68

12.3	Securityholders Agreement	69

12.4	Cancellation of Certificate	69

12.5	Reasonable Time for Winding Up	69

12.6	Return of Capital	70

12.7	Hart-Scott-Rodino	70

ARTICLE XIII VALUATION		70

13.1	Valuation of Subsidiary Securities	70

13.2	Valuation of Other Assets and Company Securities	70

13.3	Valuation of Other Securities	72

ARTICLE XIV GENERAL PROVISIONS		72

14.1	Power of Attorney	72

14.2	Amendments	72

14.3	Title to Company Assets	72

14.4	Successors and Assigns	73

14.5	Severability	73

14.6	Counterparts; Binding Agreement	73

14.7	Descriptive Headings; Interpretation	73

14.8	Applicable Law; Venue; Jury Trial Waiver	74

14.9	Addresses and Notices	74

14.10	Creditors	74

14.11	Waiver	74

14.12	Further Action	74

-iv-

14.13	Offset	75

14.14	Entire Agreement	75

14.15	Opt-in to Article 8 of the Uniform Commercial Code	75

14.16	Delivery by Facsimile or PDF	75

14.17	Survival	75

14.18	Tax and Other Advice	75

14.19	Acknowledgments	76

14.20	Designees	76

-v-

EXHIBITS

Exhibit A – Financial Statement Exhibit

SCHEDULES

Schedule of Unitholders

-vi-

loanDepot Holdings, LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT, dated as of              , 2015, is adopted, executed and agreed to, for good and valuable consideration, by and among the Company and the Members. The undersigned have formed, or caused to be formed, a limited liability company pursuant to the provisions of the Delaware Act and which from and after the date hereof shall be governed by, and operated pursuant to, the terms and provisions of this Limited Liability Company Agreement.

WHEREAS, the Company was formed upon the execution and filing with the Secretary of State of the State of Delaware of a Certificate of Formation of the Company on October 16, 2015. The actions of the Person who so executed and filed the Certificate of Formation are hereby authorized, ratified and confirmed as of the date taken;

WHEREAS, certain Members have received their Units pursuant to the Contribution and Exchange Agreement, dated on or about the date hereof, pursuant to which such Members’ Class A Common Units of LDLLC were exchanged for Class A Common Units of the Company and Class B Common Stock of the Corporation;

WHEREAS, certain Members have received their Units pursuant to the Contribution and Exchange Agreement, dated on or about the date hereof, pursuant to which such Members’ Class I Units of LDLLC were exchanged for Class I Units of the Company;

WHEREAS, in connection with the Restructuring, Parthenon Blocker has exchanged its Class A Common Units of LDLLC for Class A Common Units of the Company; and

WHEREAS, the Members now desire to enter into this Agreement, which shall set forth the terms and conditions to govern the management and operations of the Company and the rights and interests of the Members.

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“7th LLC Agreement” means the Seventh Amended and Restated Limited Liability Company Agreement of LDLLC.

“Acquisition” means Company’s acquisition from Seller of its business through the purchase of certain assets, including the goodwill of Seller pursuant to the Asset Purchase Agreement.

“Additional Member” has the meaning set forth in Section 10.2.

“Adjusted Capital Account Balance” means with respect to any Person’s Capital Account as of the end of any Taxable Year, the balance of such Person’s Capital Account (i) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and (ii) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to Minimum Gain).

“Affiliate” of any particular Person means (i) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise and (ii) if such Person is a partnership, any partner thereof.

“Agreement” means this Limited Liability Company Agreement, as amended, restated, modified or waived from time to time in accordance with the terms hereof.

“Approved Sale” has the meaning set forth in Section 9.2(a).

“Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of August 19, 2013, by and among LDLLC, Seller, and Seller’s stockholders listed on the signature pages thereto.

“Assignee” means a Person to whom Units have been Transferred in accordance with the terms of this Agreement and the other agreements contemplated hereby, but who has not become a Member pursuant to Article X.

“Assumed Tax Rate” means, for any Fiscal Period, in each case as reasonably determined by the Board in good faith based on the information reasonably available to it, the highest combined marginal federal, state and local income tax rates applicable to any individual Unitholder residing in Los Angeles, California (taking into account the deduction against federal income for state and local taxes paid).

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Board” means the Board of Directors of the Company established pursuant to Section 5.2.

“Book Value” means, with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted, in the case of permitted adjustments (to the extent the Company makes such permitted adjustments), by Treasury Regulation Sections 1.704-1(b)(2)(iv)(d)-(g) and (s).

“Business” means (a) the business of marketing, processing and originating retail residential (one to four family) and wholesale mortgage loans (including through key Third

Parties that are permitted to selectively leverage the Company’s technology, tools and platform in order to operate as “in house” mortgage brokers or as an outsourced sales force) or (b) to the extent approved by the Board, any other business of the Company and its Subsidiaries in effect at any given time of determination.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks located in the State of California are authorized or obligated by law or executive order to close.

“Call Price” has the meaning set forth in Section 4.8(c) below.

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.1(d).

“Capital Contributions” means any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that a Unitholder contributes (including any units of the Company that existed prior to the date hereof) with respect to any Unit pursuant to Section 3.1 net of any liabilities assumed by the Company for such Unitholder in connection with such contribution and net of any liabilities to which the assets contributed by such Unitholder are subject.

“Capital Markets Charge” means a monthly capital markets charge, which unless changed with the approval of the Board and the iMortgage Representative will be equal to (A) twenty-five basis points (25 bps) per iMortgage Loan originated during such monthly period, when, prior to giving effect to such capital markets charge, the average pre-tax income of the iMortgage Division per iMortgage Loan originated during such monthly period is greater than two hundred twenty-five basis points (225 bps), (B) twenty basis points (20 bps) per iMortgage Loan originated during such monthly period, when, prior to giving effect to such capital markets charge, the average pre-tax income of the iMortgage Division per iMortgage Loan originated during such monthly period is greater than one hundred fifty basis points (150 bps) but less than or equal to two hundred twenty-five basis points (225 bps), (C) fifteen basis points (15 bps) per iMortgage Loan originated during such monthly period, when, prior to giving effect to such capital markets charge, the average pre-tax income of the iMortgage Division per iMortgage Loan originated during such monthly period is greater than one hundred basis points (100 bps) but less than or equal to one hundred fifty basis points (150 bps), and (D) five basis points (5 bps) per iMortgage Loan originated during such monthly period, when, prior to giving effect to such capital markets charge, the average Pre-Tax Earnings of the iMortgage Division per iMortgage Loan originated during such monthly period is less than or equal to one hundred basis points (100 bps).

“Cause” means, with respect to a Person’s employment with the Company or its Affiliates, “Cause” as defined and set forth in such Person’s corresponding Employment Agreement or other Equity Agreement with the Company or its Affiliates, or if no such definition is provided in such Person’s Employment Agreement or other Equity Agreement with the Company or its Affiliates, then “Cause” will mean any of the following: (i) such Person’s failure to perform work or other employment duties to the standards required by the Company or its Affiliates as determined in the Company’s or its Affiliates’ sole discretion, which failure remains uncured (if capable of cure) for ten (10) Business Days following written notice thereof by the Company or its Affiliates to such Person; provided, however, that no such cure period will apply if (A) such failure is not reasonably capable of cure without material cost or liability to the Company or its Affiliates or (B) the Company or its Affiliates has previously provided such a notice to the effect that such Person is failing to perform or neglecting his or her duties (whether with respect to the same act or a different act); (ii) such Person’s willful misconduct, failure to comply with the Company’s or its Affiliates’ policies or gross insubordination, which act remains uncured (if capable of cure) for ten (10) Business Days following written notice thereof by the Company or its Affiliates to such Person; provided, however, that no such cure period will apply if (A) such failure is not reasonably capable of cure without material cost or liability to the Company or its Affiliates or (B) the Company or its Affiliates has previously provided such a notice to the effect that such Person is engaging in willful misconduct, failure to comply with Company’s or its Affiliates’ policies or gross insubordination (whether with respect to the same or a different act); (iii) such Person’s engagement in any illegal act, substance abuse or any act or omission that has an adverse effect on the Company’s or its Affiliates’ reputation or business operations, assets, prospects, properties, results of operation or financial condition, as reasonably determined by the Company or its Affiliates; (iv) such Person’s commission of an act involving personal dishonesty, fraud, embezzlement or theft; (v) such Person’s disclosure of any Confidential Information or trade secrets of the Company or its Affiliates; or (vi) the charging of such Person with a felony involving moral turpitude.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of Delaware.

“Certificated Units” has the meaning set forth in Section 3.1(a).

“Change of Control” means the occurrence of any of the following events after the date hereof:

(i) both the stockholders of the Corporation and the Board of Directors of the Corporation approve, in accordance with the Corporation’s certificate of incorporation and applicable law, the sale, lease or Transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis), including a sale of all of the equity interests in the Company, to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), and such sale, lease or Transfer is consummated;

(ii) both the stockholders of the Corporation and the Board of Directors of the Corporation approve, in accordance with the Corporation’s certificate of incorporation and applicable law, the sale or Transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s Voting Securities to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), and such sale or Transfer is consummated;

(iii) both the stockholders of the Corporation and the Board of Directors of the Corporation approve, in accordance with the Corporation’s certificate of incorporation and applicable law, a merger or consolidation of the Corporation with any other Person, other than a merger or consolidation which would result in the Voting Securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than 50% of the total voting power represented by the Voting Securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, and such merger or consolidation is consummated; or

(iv) both the stockholders of the Corporation and the Board of Directors of the Corporation approve, in accordance with the Corporation’s certificate of incorporation and applicable law, the adoption of a plan the consummation of which would result in the liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (x) the beneficial holders of the shares of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate beneficial ownership of all of the equity in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions, or (y) the Corporation is the surviving entity and its shares of Class A Common Stock continue to be registered under Section 12(b) or 12(g) of the Exchange Act and continue to be publicly traded.

“Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Corporation.

“Class A Common Unit” means a unit representing a fractional part of the interest of a Unitholder in Profits, Losses and Distributions and having the rights and obligations specified with respect to the Class A Common Units in this Agreement. Class A Common Units shall have one vote per Class A Common Unit if such Class A Common Unit is held by the Public Offering Entity. All Class A Common Units not held by the Public Offering Entity shall have no voting rights.

“Class A Group Distribution Percentage” means one minus the iMortgage Group Distribution Percentage.

“Class A Unitholder” means a holder of Class A Common Units.

“Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Corporation.

“Class I Dividend Amount” means, with respect to each Class I Unit, an amount that is calculated like simple interest equal to the sum of (i) seven percent (7%) per annum on such Class I Unit’s pro rata share of the Class I Total Unpaid Balance commencing from January 1, 2016 through December 31, 2016 and (ii) nine percent (9%) per annum on such Class I Unit’s pro rata share of the Class I Total Unpaid Balance commencing from January 1, 2017 through the date that such Class I Unit’s pro rata share of the Class I Total Unpaid Balance is reduced to zero, such amount to be paid at the times and in the amounts set forth in Section 4 of the Settlement Agreement; provided, however, that the Class I Dividend Amount (A) begins to accrue on January 1, 2016 if the Company has not consummated an IPO (as defined in the Settlement Agreement) on or before March 31, 2016 and (B) begins to accrue on April 1, 2016 if the Company has consummated an IPO on or before March 31, 2016; provided, further, that the Class I Dividend Amount shall be zero (0) if a Sale of the Company or Sale of the Division is consummated prior to April 1, 2016 and the Company distributes to the Class I Unitholders the Class I Hurdle in full prior to April 1, 2016.

“Class I Hurdle” means:

(a) prior to an initial Public Offering:

(i) if an iMortgage Capital Event occurs, then Eighty-Three Million Five Hundred Thousand Dollars ($83,500,000), plus the Class I Payments Balance; or

(ii) if a Sale of the Company that is not an Under $200M Sale of the Company or a Sale of the Division occurs, then Eighty-Three Million Five Hundred Thousand Dollars ($83,500,000), plus the Class I Payments Balance; or

(iii) if an Under $200M Sale of the Company occurs, then the iMortgage Division Allocation of Proceeds for Sale of the Company and Public Offering; or

(b) upon and after an initial Public Offering, the product of (i) the net primary proceeds to the Public Offering Entity from a Public Offering (net of the direct expenses and costs of the Public Offering, which, for the avoidance of doubt, do not include bonuses, Distributions or other payments to Company Unitholders or their Affiliates (excluding the Company) as a result of such Public Offering), multiplied by (ii) twenty-five percent (25%); provided, however, that with respect to an initial Public Offering, the Class I Hurdle shall equal a minimum of Thirty-Five Million Dollars ($35,000,000) and a maximum of Sixty-Three Million Five Hundred Thousand Dollars ($63,500,000).

Notwithstanding anything to the contrary herein, the Class I Hurdle shall not exceed Eighty-Three Million Five Hundred Thousand Dollars ($83,500,000), plus the Class I Payments Balance.

“Class I Payments Balance” as of any particular date means any payments required by Section 3 of the Settlement Agreement which remain unpaid as of such particular date.

“Class I Total Unpaid Balance” means the sum of the Class I Payments Balance and the Class I Unpaid Hurdle.

“Class I Unit” means a unit in the Company representing a fractional part of the interest of a Unitholder in Distributions with respect to the iMortgage Division and its share of the Profits and Losses and having the rights and obligations specified with respect to the Class I Units in this Agreement.

“Class I Unitholders” means the Persons who are, from time to time, holders of any Class I Units. “Class I Unitholder” means any such Person individually.

“Class I Unpaid Hurdle” means an amount equal to (i) Eighty-Three Million Five Hundred Thousand Dollars ($83,500,000), less (ii) the cumulative Distributions, purchases or redemptions with respect to any Class I Unit under Section 4.1(b)(i)(C), Section 4.1(d), or Section 4.8 (including, without limitation, by reference to Section 9.2 or Section 12.2(c)).

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor statute.

“Combined Unit” means, collectively, (i) a Class A Common Unit or other interest in the Company that may be issued by the Company in the future or for which a Class A Common Unit has been converted or exchanged, excluding in each case any unvested Class A Common Unit and (ii) a share of Class B Common Stock or other interest in the Corporation that may be issued by the Corporation in the future or for which a share of Class B Common Stock has been converted or exchanged, excluding in each case any unvested share of Class B Common Stock.

“Common Unit Cash Outflows” means the sum of all cash Distributions and the Fair Market Value of all other Distributions (excluding Tax Distributions and including any Distributions pursuant to Section 4.1(b) or Section 4.1(d), and any Distributions made by reference to Section 4.1(b) or Section 4.1(d) under Sections 9.2 or 12.2, and, in each case, without double-counting any Distributions) made by the Company to the holders of Class A Common Units with respect to such holders’ Class A Common Units, together with the sum of all other cash payments and the Fair Market Value of all other payments made by unaffiliated Third Parties to holders of Class A Common Units with respect to or in exchange for such holders’ Class A Common Units (or any other class or series of Units issued by the Company to such holders of Class A Common Units in respect of such holders’ Class A Common Units), in each case, after December 4, 2009 through and including the date of the consummation of an Approved Sale or Public Offering; provided, that “Common Unit Cash Outflows” shall not include any fees or remuneration paid to any holder pursuant to Employment Agreements or otherwise as a provider of services to the Company (including any Distributions made in respect of any Equity Securities issued by the Company from time to time that are intended to be treated as “profit interests” for providing services to the Company within the meaning of IRS Revenue Procedures 93-27 and 2001-43); provided, further, that in the event that property (i.e., other than cash, cash equivalents or Marketable Securities) is Distributed or paid subject to contingencies or restrictions that affect its Fair Market Value (e.g., non-publicly traded stock, publicly traded stock subject to restrictions or limitations or a right to receive future consideration pursuant to an earn out), such Distribution or payment shall not be considered a “Common Unit Cash Outflow” until the earlier of (i) the date such Distributed property is first sold by such holder in a bona fide Third Party transaction for cash, cash equivalents or Marketable Securities (and such Fair Market Value shall be determined as of such time), (ii) the date such contingencies or restrictions lapse and such property is immediately saleable for cash, or (iii) the date determined by the Board.

“Company” means loanDepot Holdings, LLC, a Delaware limited liability company, and any successor thereto (whether by merger, conversion, consolidation, recapitalization, reorganization or otherwise). The iMortgage Division is a separately operated division of the Company for which the Company will maintain separate financial reporting and financial statements.

“Confidential Information” has the meaning set forth in Section 6.8.

“Controlled Affiliate” means with respect to any Class I Unitholder as of the Effective Date, (i) any Person directly or indirectly controlled by such holder or his or her devisees, heirs, beneficiaries and legatees; (ii) personal representatives of the Class I Unitholder as of the Effective Date upon his or her death or Disability and his or her devisees and heirs or representatives during any Disability that are immediate family members of the Class I Unitholder as of the Effective Date or which have been court appointed or appointed through the will or estate planning trust of such holder, or (iii) any Person directly or indirectly controlled by the beneficiaries of any Class I Unitholder that is a trust as of the Effective Date and who collectively own directly or indirectly the economic interest held by Class I Unitholder as of the Effective Date. For purposes hereof, the term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” means loanDepot, Inc., a Delaware corporation.

“Corporation Offer” has the meaning set forth in Section 9.14.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. L. § 18-101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.

“Determination” has the meaning set forth in the below definition of “Procedure.”

“DGCL” has the meaning set forth in Section 5.6(c).

“Director” means a current Director on the Board, who, for purposes of the Delaware Act, will be deemed a “manager” (as defined in the Delaware Act) but will be subject to the rights, obligations, limitations and duties set forth in this Agreement.

“Disability” has the meaning set forth in the applicable Person’s corresponding Employment Agreement or other Equity Agreement with the Company or its Affiliates, or if no such definition is provided in such Person’s Employment Agreement or other Equity Agreement with the Company or its Affiliates, then “Disability” means a permanent and total disability as determined under the Company’s or its Affiliates’ long-term disability plan applicable to employees of the Company or its Affiliates, interpreted and applied in a manner consistent with all applicable laws, including laws regarding workers’ compensation, disability, and family and medical leave laws.

“Distribution” means each distribution made by the Company to a Unitholder, whether in cash, property or securities of the Company and whether by liquidating distribution, redemption or repurchase; provided, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any securities of the Company in connection with the termination of employment of an employee of the Company or any Affiliates, and (b) any recapitalization, exchange or conversion of Units, or any subdivision (by unit split or otherwise) or any combination (by reverse unit split or otherwise) of any outstanding Units.

Notwithstanding anything to the contrary herein, no part of the Restructuring shall constitute a Distribution and any payment in immediately available funds made to a Class I Unitholder under Section 4.8 shall constitute a Distribution.

“Effective Date” means September 30, 2013.

“Employment Agreement” means any employment agreement entered into from time to time among any of the Company and/or its Affiliates and one of their executives, as the same may be amended from time to time pursuant to its terms.

“Equity Agreement” means any unit grant agreement, subscription agreement, securities purchase agreement, senior management agreement, Employment Agreement and any other agreement, document or instrument evidencing or effecting the issuance or other Transfer of any Equity Securities or otherwise governing the terms and conditions with respect to any Equity Securities, in each case as the same may be amended or otherwise modified from time to time. For the avoidance of doubt, “Equity Agreement” shall include, with respect to the initial holders of Class I Units, the Asset Purchase Agreement and this Agreement.

“Equity Securities” means (i) units or other equity interests in the Company (including other classes, groups or series thereof having such relative rights, powers, and/or obligations as may from time to time be established by the Board, including rights, powers, and/or duties different from, senior to or more favorable than existing classes, groups and series of units and other equity interests in the Company), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into units or other equity interests in the Company, and (iii) warrants, options or other rights to purchase or otherwise acquire units or other equity interests in the Company. For the avoidance of doubt, “Equity Securities” includes any Class I Units.

“Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company.

“Excess Distributed Cash Amount” has the meaning set forth in Section 9.10(d).

“Exchange” has meaning set forth in Section 9.9(a)(i) below.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Date” has the meaning set forth in Section 9.9(a)(ii).

“Exchange Notice” has the meaning set forth in Section 9.9(a)(ii).

“Exchange Rate” means, at any time, the number of shares of Class A Common Stock for which one (1) Combined Unit is entitled to be Exchanged at such time. On the date of this Agreement, the Exchange Rate shall be one (1), subject to adjustment pursuant to Section 9.10 hereof.

“Exit Event” has meaning set forth in Section 4.1(d)(i) below.

“Fair Market Value” means, with respect to any asset or equity interest, its fair market value determined according to Article XIII.

“Family Group” means, as to any particular Person, (i) such Person’s spouse and descendants (whether natural or adopted), (ii) any trust or other estate planning vehicle controlled solely by such Person and created solely for the benefit of such Person and/or such Person’s spouse and/or descendants, and (iii) with respect to Hsieh, the charitable entities identified by him from time to time; provided, that the portion of any gift, grant or bequest that purports to Transfer voting control of any of Hsieh’s Units shall require the prior approval of the Board, which approval shall not be unreasonably withheld, delayed or conditioned.

“Financial Investor” has the meaning set forth in Section 6.6(a).

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Board and which is permitted or required by Code Section 706.

“Fiscal Year” means the calendar year ending on December 31, or such other annual accounting period as may be established by the Board.

“Forfeiture Allocations” has the meaning set forth in Section 4.3(h).

“GAAP” means generally accepted accounting principles in effect from time to time within the United States, consistently applied.

“Good Reason” means, with respect to a Person’s employment with the Company or its Affiliates, “Good Reason” as defined and set forth in such Person’s corresponding Employment Agreement or other Equity Agreement with the Company or its Affiliates. If no such definition is provided in such Person’s Employment Agreement or other Equity Agreement with the Company or its Affiliates, then no resignation or termination shall be deemed to be for “Good Reason” under this Agreement.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Hsieh” means Anthony Hsieh.

“HSR Act” has the meaning set forth in Section 12.7.

“iMortgage Assets” means the assets used in the operations of the iMortgage Division, including the equity interests owned by LDLLC in the iMortgage Joint Venture and any future similar joint ventures (regardless of whether such venture is a mortgage broker or mortgage banker) between LDLLC and a Third Party that is operated exclusively by the iMortgage Division and for which the iMortgage Division has the benefits and burdens.

“iMortgage Business” means the Seller’s business of (i) originating, refinancing, acquiring, processing, underwriting, funding, closing and servicing residential mortgage loans, (ii) coordinating title, appraisal and escrow services, and coordinating other mortgage related services, (iii) acting as a service provider for home builders and real estate professionals, (iv) operating the iMortgage Joint Venture; and (v) accomplishing the foregoing directly or indirectly, including through entry into and maintenance of joint venture, partnership, affiliated marketing, or other arrangements with other Persons.

“iMortgage Capital Events” means the: (a) Sale of the Division, including the sale, Transfer or other disposition of all or substantially all of the iMortgage Assets regardless of how effectuated, including through a merger, joint venture, sale of common equity securities (solely with respect to the iMortgage Division pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission or through a spin-off or split-off of the iMortgage Division) other than a Sale of the Company or Public Offering; and (b) the financing or refinancing of iMortgage Assets, the proceeds from which are not utilized in the ordinary course of business by the Company, including the iMortgage Division. For the avoidance of all doubt, financings and refinancings of iMortgage Assets the proceeds of which are used for a Distribution shall be an iMortgage Capital Event, but activities in respect of Warehouse Facilities, MSR financings and other typical financing activities the proceeds of which are used in the ordinary course of business by the Company shall not constitute iMortgage Capital Events.

“iMortgage Division” means the operations of the iMortgage Business as a new separate division of LDLLC.

“iMortgage Division Allocation of Proceeds for Sale of the Company and Public Offering” means the amount that is equal to (i) the net proceeds (net, due to the expenses and costs incurred in connection with the Sale of the Company or Public Offering and any pay off of debt and other liabilities) from one or more Third Parties to the Company (in the case of an asset sale) or the equityholders of the Company (in the case of the sale of equity) from the Sale of the Company or Public Offering, as applicable, multiplied by (ii) eighty-percent (80%), multiplied by (iii) the percentage resulting from dividing (A) the Pre-Tax iMortgage Income during the Measuring Period, by (B) the Pre-Tax Company Income during the Measuring Period. If, however, (I) the Pre-Tax Company Income excluding the Pre-Tax iMortgage Income or (II) the Pre-Tax iMortgage Income is negative during the Measuring Period, then, for purposes of determining the iMortgage Division Allocation of Proceeds for Sale of the Company and Public Offering, the iMortgage Representative and the Board shall mutually agree on an independent valuation firm of national standing (or if they cannot agree, then each side shall select an independent valuation firm of national standing and those two firms shall select a third independent valuation firm of national standing) to determine the valuations of the iMortgage Division and the Company as a whole including the iMortgage Division, and such valuations shall be used in clauses (A) and (B), respectively, of this definition in lieu of Pre-Tax iMortgage Income during the Measuring Period and the Pre-Tax Company Income during the Measuring Period.

“iMortgage Division Economic Balance” means the excess, if any, of: (x) the sum of: (i) the proceeds from iMortgage Capital Events and (ii) the iMortgage Division Allocation of Proceeds for Sale of the Company and Public Offering; over (y) the aggregate Distributions made pursuant to Section 4.1(b)(ii)(C) of this Agreement (including by reference to Section 4.1(b) under Section 4.1(d), Section 4.8, Section 9.2 or Article XII) including when a Tax Distribution under Section 4.1(a) is treated as a Distribution under Section 4.1(b)(ii)(C) (by reference to the Unitholders who are deemed to receive such Distributions).

“iMortgage Group” means the holders of Class I Units as of the Effective Date and their respective Permitted Transferees.

“iMortgage Group Distribution Percentage” means fifty-percent (50%), as decreased proportionately for any cancelation or purchase of the Class I Units outstanding as of the date hereof. For purposes of illustration only, if ten (10%) of the Class I Units are purchased following the date hereof, then the iMortgage Group Distribution Percentage would mean forty-five percent (45%).

“iMortgage Joint Venture” means MTH Mortgage, LLC.

“iMortgage Loan” means a residential mortgage loan originated by the iMortgage Division on or after the Effective Date (but not prior to August 19, 2013) that satisfies the underwriting and other requirements established by the Company from time to time for closing, funding and sale.

“iMortgage Management Investors” means any Person who acquires any Class I Units while employed by the Company or any of its Subsidiaries, including Jay Johnson, Dean Bloxom and Dena Yocom.

“iMortgage Representative” has the meaning set forth in Section 5.8 below.

“Indemnified Person” has the meaning set forth in Section 6.4(a).

“Investor Indemnitors” has the meaning set forth in Section 6.4(b).

“LDLLC” means loanDepot.com, LLC, a Delaware limited liability company.

“Liquidation Assets” has the meaning set forth in Section 12.2(b).

“Liquidation FMV” has the meaning set forth in Section 12.2(b).

“Liquidator” has the meaning set forth in Section 13.2(b)(ii).

“loanDepot Holdings, LLC” has the meaning set forth in Section 2.3(a).

“Losses” means items of Company loss and deduction determined according to Section 3.1(e).

“M2 LLC” means Trilogy Management Investors Two, a Delaware limited liability company holding Class A Common Units on behalf of certain members of management of the Company.

“M3 LLC” means Trilogy Management Investors Three, a Delaware limited liability company holding Class A Common Units on behalf of certain members of management of the Company.

“M4 LLC” means Trilogy Management Investors Four, a Delaware limited liability company, holding Class A Common Units on behalf of certain members of management of the Company.

“M5 LLC” means Trilogy Management Investors Five, a Delaware limited liability company, holding Class A Common Units on behalf of certain members of management of the Company.

“M6 LLC” means Trilogy Management Investors Six, a Delaware limited liability company, holding Class A Common Units on behalf of certain members of management of the Company.

“Majority of the iMortgage Class I Unitholders” means the written consent of the holders of a majority of the then-outstanding Class I Units.

“Management Investors” means any Person who acquires Equity Securities (but excluding any iMortgage Management Investors) while such Person is an employee of the Company or its Subsidiaries (including Hsieh).

“Management LLC” means Trilogy Management Investors, a Delaware limited liability holding Class A Common Units on behalf of Hsieh and certain members of management of the Company.

“Mandatory Exchange Acknowledgement” has the meaning set forth in Section 9.9(b)(iv).

“Mandatory Exchange Date” has the meaning set forth in Section 9.9(b)(iii).

“Mandatory Exchange Notice” has the meaning set forth in Section 9.9(b)(iii).

“Marketable Securities” means securities which are, or within six (6) months after receipt thereof will be, freely transferable by the holder thereof.

“Measuring Period” means the trailing twelve (12) month period ending on the last day of the month immediately preceding (A) the entry of a definitive agreement for the Sale of the Company or (B) a Public Offering.

“Member” means each of the Persons listed on the Schedule of Unitholders attached hereto, and any Person admitted to the Company as a Substituted Member or Additional Member; but only for so long as such Person continues to own Units.

“Minimum Gain” means the partnership minimum gain determined pursuant to Treasury Regulation Section 1.704-2(d).

“Offering Event” means any sale of common equity securities of any Public Offering Entity, pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission or the equivalent thereof in a jurisdiction other than the United States, including an initial public offering or reverse merger; provided, however, that a sale of common equity securities solely with respect to the iMortgage Division, including the iMortgage Joint Venture (and no other portion the Company) pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission or a spin-off of the iMortgage Division shall not constitute an Offering Event. A Public Offering shall constitute an Offering Event.

“Parthenon Blocker” means LD Investment Holdings, Inc., a Delaware corporation.

“pdf” has the meaning set forth in Section 14.16.

“Per-Share Amount” has the meaning set forth in Section 9.10(d).

“Permitted Transferee” means (i) with respect to any Person who is a natural person, a member of such Person’s (or the individuals controlling such Person, as applicable) Family Group; (ii) with respect to any Person who is an entity, any of such Person’s Affiliates; (iii) Controlled Affiliates; provided, that in no event shall any Transfer be made to a competitor of the Company or its Subsidiaries without the consent of the Board and (iv) with regard to Management LLC, M2 LLC, M3 LLC, M4 LLC, M5 LLC or M6 LLC, any of such entities’ respective members.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Pre-Closing Tax Period” has the meaning set forth in Section 4.5(g)(ix).

“Pre-Tax Company Income” means, for any period, the Pre-Tax Earnings of the Company for such period (including any Pre-Tax iMortgage Income), which Pre-Tax Earnings shall be determined consistently in accordance with Exhibit A. Pre-Tax Company Income shall not be reduced by impairment loss or other reduction in the value of goodwill and shall be calculated without giving effect to the Capital Markets Charge that the Company charges on iMortgage Loans.

“Pre-Tax Earnings” means the earnings (positive or negative) before taxes but specifically including interest income or expense from or attributable to Warehouse Facilities or the conduct of mortgage servicing activities, all prepared in accordance with GAAP.

“Pre-Tax iMortgage Income” means, for any period, the Pre-Tax Earnings for such period arising from the operation of the iMortgage Division, which Pre-Tax Earnings shall be determined by the Company consistently in accordance with Exhibit A. Pre-Tax iMortgage Income shall not be reduced by: (i) impairment loss or other reduction in the value of goodwill purchased by the Company from Seller and any other negative impact due to purchase accounting; (ii) any portion of the Three Million Dollar ($3,000,000) consideration given by the

Company to Dan Hanson; (iii) any portion of the Two and One-half Million Dollar ($2,500,000) consideration given by the Company to Seller employees for noncompetition covenants and retention bonuses; and (iv) the Capital Markets Charge that the Company charges on iMortgage Loans.

“Pro Rata Basis” means:

(i) with respect to any particular expense, liability or obligation incurred (or amount of proceeds withheld) that a Unitholder is obligated to bear in connection with any Transfer of Equity Securities in any Approved Sale, the same proportion as x bears to y, where x is the amount of the reduction in the proceeds such Unitholder would be allocated in connection with such Approved Sale if the total proceeds of the Approved Sale were first reduced for the aggregate of all such expenses, liabilities and obligations prior to being allocated in accordance with Section 9.2(c), and y is the aggregate of all such expenses, liabilities and obligations; provided, that notwithstanding any provision herein, no Unitholder’s Pro Rata Basis of all such expenses, liabilities and obligations shall exceed the amount of the proceeds such Unitholder would be allocated in connection with such Approved Sale if the total proceeds of the Approved Sale were not reduced for any such expense, liability or obligation; and

(ii) with respect to any Distribution made in any portion in-kind to a Unitholder, the same proportion as x bears to y, where x is the aggregate amount such Unitholder is entitled to receive in the Distribution, as determined in accordance with the applicable Section(s) pursuant to which such Distribution is made, and y is the amount of the aggregate Fair Market Value of the cash, property or securities received by all Unitholders entitled to participate in the Distribution (including any portion of the Distribution held in reserved or withheld pursuant to the terms hereof).

“Procedure” means a process that may be invoked with respect to the definition of the “Fair Market Value” in Section 13.2(b), by the iMortgage Representative on behalf of the Class I Unitholders that are adversely affected by the determination of Fair Market Value as described in Section 13.2(b), including in situations where the Units of the Company are being sold rather than the Company assets and the value of the Units are being determined by reference to the definitions if the Company had sold its assets including with respect to Section 9.2. In the event that the Majority of the iMortgage Class I Unitholders disagrees with the applicable determination of Fair Market Value (the “Determination”), the iMortgage Representative shall select an independent appraiser of national reputation to determine the Fair Market Value of such property at such time, or an independent accountant of national reputation to determine the Fair Market Value (e.g., if it relates to financial statements and the pre-tax income definitions, the iMortgage Allocation of Proceeds for Sale of the Company or Public Offering or iMortgage Division Economic Balance) at such time. Notice of any Determination shall be sent promptly to the iMortgage Representative and, subject to the following paragraph, the applicable Distribution or payment shall not be made by the Company prior to the Procedure being fully completed. If either the Majority of the iMortgage Class I Unitholders or the iMortgage Representative, as applicable, fails to notify the Company that it disagrees with the Determination within ten (10) Business Days after the Board or the Liquidator, as applicable, provides the iMortgage Representative with the Determination in writing or if one or the other timely notifies the Board or the Liquidator, as applicable, that it disagrees with the Determination but fails to provide the

Company with a determination by such an independent appraiser or independent accountant (as applicable) within sixty (60) days after the Majority of the iMortgage Class I Unitholders notifies the Board or the Liquidator, as applicable, that it disagrees with the Determination, then the Determination shall be final and binding. If the valuation of the appraiser or determination of the accountant selected is less than one hundred ten percent (110%) of the Determination, then the Fair Market Value as determined by the Company shall be deemed to be final and binding. If the valuation of the appraiser or determination of the accountant selected is more than one hundred ten percent (110%) of the Determination, then the Company and the iMortgage Representative shall choose another independent appraiser of national reputation or independent accountant of national reputation. If the Board or the Liquidator, as applicable, and the iMortgage Representative are unable to agree upon an independent appraiser or independent accountant, each shall select an independent appraiser or accountant and those two shall select a third independent appraiser or accountant. The third independent appraiser or accountant shall determine which of the Determination and the determination by the iMortgage Division representatives is closest to such appraiser’s or accountant’s opinion as to the Fair Market Value with respect to the Class I Units, the iMortgage Assets, other property or any definition and such determination by the third independent appraiser or accountant shall be deemed to be the final and binding Fair Market Value. The fees and expenses of the independent appraisers or accountants shall be paid by the party whose determination is not selected.

Notwithstanding anything to the contrary in the foregoing definition of “Procedure,” if any Procedure is not completed prior to any proposed Transfer, proposed iMortgage Capital Event, proposed liquidation, proposed Sale of the Company, Public Offering, Restructuring or similar proposed transaction, then any such proposed transaction shall be permitted to be consummated or made; provided, however, that the Board or Liquidator shall keep segregated an amount it commercially reasonably determines for the benefit of the Class I Unitholders pending the completion of the Procedure, and such segregated amount may be reduced during the implementation of the Procedure as the facts warrant it as commercially reasonably determined by the Board or Liquidator, as applicable.

“Profits” means items of Company income and gain determined according to Section 3.1(e).

“Public Offering” means any sale of common Equity Securities of the Company or any Affiliate or any Subsidiary of the Company (or, in each case, any successor thereto) pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission or the equivalent thereof in a jurisdiction other than the United States, including an initial public offering, an initial “Up-C” public offering or reverse merger; provided, however, that a sale of common Equity Securities solely with respect to the iMortgage Division, including the iMortgage Joint Venture (and no other portion the Company) pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission or a spin-off of the iMortgage Division shall not constitute a Public Offering. An Offering Event shall constitute a Public Offering.

“Public Offering Entity” means the Company, any Subsidiary of the Company, of any Affiliate of the Company, (or, in each case, any successor thereto or any Person with a contractual right to become any of the foregoing), in each case which makes a sale of its common equity securities pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission or the equivalent thereof in a jurisdiction other than the United States, including an initial public offering, an initial “Up-C” public offering or a reverse merger. The Company is a business through which Public Offering Entity engages in a business other than trading securities, and the Company is not an investment company, as defined under the Investment Company Advisors’ Act of 1940, as amended.

“Public Offering Entity Equity” means (i) the Units issued from time to time to the Public Offering Entity and any other Equity Securities issued to or acquired by the Public Offering Entity, and (ii) any securities issued directly or indirectly with respect to the foregoing securities by way of a unit split, unit dividend, or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization. As to any particular securities constituting Public Offering Entity Equity, such securities shall cease to be Public Offering Entity Equity when they have been (A) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (B) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (C) redeemed or repurchased by the Company or any of its Subsidiary or any designee thereof.

“Regulatory Allocations” has the meaning set forth in Section 4.3(f).

“Repurchase Price” has the meaning set forth in Section 4.8(a).

“Restricted Period” means in the case of an iMortgage Management Investor, during the period that such Person is employed by the Company, is a direct or indirect owner of Units (including through a Controlled Affiliate); provided, however, that such Person’s Restricted Period may terminate earlier than his or her status as any of the foregoing in the following circumstances: (i) if such Person’s employment with the Company is terminated without Cause or such Person leaves for Good Reason (as defined in his or her Employment Agreement), then his or her Restricted Period shall end one (1) year from the date of employment termination or (ii) if such Person’s employment is otherwise terminated, then one (1) year from the delivery of a notice to the Company from such Person setting forth such Person’s intent to compete, but in no event (under either clauses (i) or (ii)) shall the Restricted Period extend for more than three (3) years following the date of termination; provided, however, that Dena Yocom’s Restricted Period shall end on the date of employment termination notwithstanding the foregoing language.

“Restricted Territory” has the meaning set forth in Section 6.6(b).

“Restructuring” has the meaning ascribed to such term in the 7th LLC Agreement.

“Sale of the Company” means (i) any sale or Transfer by the Company of all or substantially all of its assets on a consolidated basis, (ii) any consolidation, merger or reorganization of the Company with or into any other entity or entities as a result of which any Person or group other than the Public Offering Entity and its Affiliates obtains possession of the voting power (under ordinary circumstances) to appoint a majority of the surviving entity’s managers, board of directors or similar governing body, or (iii) any Transfer to any Third Party of Units by the holders thereof as a result of which any Person or group other than the Public Offering Entity and its Affiliates obtains possession of the voting power (under ordinary circumstances) to remove and appoint the Board pursuant to Section 5.2.

“Sale of the Division” means a sale, Transfer or other disposition of all or substantially all of the assets of the iMortgage Division that does not constitute a Sale of the Company.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Seller” means iMortgage.com, Inc., a Delaware corporation.

“Settlement Agreement” means that certain Settlement Agreement and Release by and between LDLLC, Parthenon Blocker and other Members, dated as of August 25, 2015.

“SMRH” has the meaning set forth in Section 14.19.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 10.1.

“Takeover Law” means any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations” of any jurisdiction that may purport to be applicable to any Exchange or the transactions contemplated thereby.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, intangibles, alternative minimum, add-on minimum, sales, use, transfer,

registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any transferee liability and any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Controversy” has the meaning set forth in Section 4.5(g)(ix).

“Tax Distribution” has the meaning set forth in Section 4.1(a).

“Tax Matters Member” has the meaning set forth in Section 8.3(a).

“Tax Matters Partner” has the meaning set forth in Section 6231 of the Code.

“Tax Returns” means any reports, filings, tax returns or other disclosures in any form or manner with respect to federal, state, local or foreign income.

“Taxable Year” means the Company’s accounting period for federal income tax purposes determined pursuant to Section 8.2.

“Third Party” means any Person who is not a party to this Agreement or the Asset Purchase Agreement, or an Affiliate of any party to this Agreement or the Asset Purchase Agreement.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof, but excluding conversions and redemptions of Units by the Company made in accordance with this Agreement. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the income tax regulations promulgated under the Code and effective as of the date hereof. Such term shall be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations.

“Under $200M Sale of the Company” means any Sale of the Company whose net proceeds (net of the direct expenses and costs of the Sale of the Company, which, for the avoidance of doubt, do not include bonuses, Distributions or other payments to Company Unitholders or their Affiliates (excluding the Company) as a result of such Sale of the Company) from one or more Third Parties to the Company (in the case of an asset sale) or the equityholders of the Company (in the case of the sale of equity) are less than Two Hundred Million Dollars ($200,000,000).

“Unit” means a unit in the Company representing a fractional part of the interests in any Profits, Losses, and Distributions (of the Company generally or of the iMortgage Division) and shall include Class A Common Units and Class I Units; provided, that any class, group or series of Units issued shall have the relative rights, powers and duties set forth in this Agreement.

“Unitholder” means any owner of one or more Units as reflected on the Company’s books and records.

“Unredeemed Units” has the meaning set forth in Section 4.8(f).

“Unsatisfied Tax Distribution Entitlement” means, with respect to each Unitholder, the excess of (i) the cumulative amount of Tax Distributions to which such Unitholder has become entitled (whether or not actually distributed and whether or not funds are available therefor) pursuant to Section 4.1(a) over (ii) the cumulative amount of Tax Distributions made to such Unitholder pursuant to Section 4.1(a).

“Voting Securities” shall mean any securities of the Corporation which are entitled to vote generally in matters submitted for a vote of the Corporation’s stockholders or generally in the election of the Corporation’s Board of Directors.

“Warehouse Facilities” means any funding arrangement pursuant to which one or more lenders, conduit or special purpose vehicles and other financial institutions provide the Company or one of its Subsidiaries debt financing to purchase, originate, sell, securitize, carry, service or maintain mortgage loans or other financial assets or servicing rights.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Formation of the Company. The Company was formed as a limited liability company organized under the laws of the State of Delaware by filing a Certificate of Formation with the Delaware Secretary of State on October 16, 2015.

2.2 Limited Liability Company Agreement. The Members hereby agree that during the term of the Company set forth in Section 2.6, the rights, powers and obligations of the Unitholders with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and, except where the Delaware Act provides that such rights, powers and obligations specified in the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights, powers and obligations are set forth in this Agreement, the Delaware Act; provided, that notwithstanding the foregoing, Section 18-210 of the Delaware Act (entitled “Contractual Appraisal Rights”) and Section 18-305 of the Delaware Act (entitled “Access to and Confidentiality of Information; Records”) shall not apply or be incorporated into this Agreement (but with it being understood that this proviso shall not affect the obligations of the Company under Article VII). To the extent that the rights or obligations of any Unitholder are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

2.3 Name.

(a) The name of the Company shall be “loanDepot Holdings, LLC.” The Board may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all Unitholders. The Company’s Business may be conducted under its name and/or any other name or names deemed advisable by the Board.

2.4 Purpose. The nature of the Business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Delaware Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized pursuant to the Delaware Act.

2.5 Principal Office; Registered Office. The principal office of the Company shall be at such place as the Board may from time to time designate. The Company may maintain offices at such other place or places as the Board deems advisable. The address of the registered office of the Company in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by applicable law, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the registered agent named in the Certificate or such Person or Persons as the Board may designate from time to time in the manner provided by applicable law.

2.6 Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article XII.

2.7 No State-Law Partnership. The Unitholders intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Unitholder be a partner or joint venturer of any other Unitholder by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.7, and neither this Agreement nor any other document entered into by the Company or any Unitholder relating to the subject matter hereof shall be construed to suggest otherwise. The Unitholders intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and that each Unitholder and the Company shall file all Tax returns and shall otherwise take all Tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1 Unitholders.

(a) Capital Contributions; Schedule of Unitholders. Each Unitholder named on the Schedule of Unitholders attached hereto has made Capital Contributions to the Company as set forth on the Schedule of Unitholders in exchange for the Units specified thereon. Any reference in this Agreement to the Schedule of Unitholders shall be deemed a reference to the Schedule of Unitholders as amended and in effect from time to time. The Company may (but need not) issue certificates representing the Units (such Units then being “Certificated Units”). The Company may issue fractional Units. The ownership by a Member of Units shall entitle such Member to allocations of Profits and Losses and Distributions of cash and other property as set forth in Article IV hereof. The Class I Unitholders do not have any obligation to make additional Capital Contributions.

(b) Issuance of Additional Units. The Board shall have the right to authorize and cause the Company to create and/or issue additional Units or other Equity Securities, in which event, the Board shall have the power to amend this Agreement and/or the Schedule of Unitholders to reflect such additional issuances and dilution and to make any such other amendments as it deems necessary or desirable to reflect such additional issuances (including amending this Agreement to create and authorize a new class, group or series of Equity Securities and to add the terms of such new class, group or series, including economic and governance rights which may be different from, senior to or more favorable than the other existing Equity Securities), in each case without the approval or consent of any other Person. Any Person who acquires Equity Securities may be admitted to the Company as a Member pursuant to the terms of Section 10.2. In connection with any issuance of Equity Securities, the Person who acquires such Equity Securities shall execute a counterpart to this Agreement, accepting and agreeing to be bound by all terms and conditions hereof, and shall enter into such Equity Agreements and other documents, instruments and agreements to effect such purchase as are required by the Board. Each Person who acquires Equity Securities shall, in exchange for such Equity Securities, make a Capital Contribution to the Company in an amount to be determined by the Board in its sole discretion. Notwithstanding the foregoing, the Board shall not after the Effective Date have the right to authorize and cause the Company to create and/or issue additional Class I Units except with the approval of the Board and the iMortgage Representative.

(c) Certain Representations and Warranties by Unitholders. By executing this Agreement (or, after the date hereof, any counterpart or joinder to this Agreement) and in connection with the issuance of Equity Securities to such Unitholder, each Unitholder represents and warrants to the Company as follows:

(i) The Equity Securities being acquired by such Unitholder pursuant to this Agreement or otherwise will be acquired for such Unitholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act or any applicable state securities laws, and such Equity Securities will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(ii) Such Unitholder is an “accredited investor” as such term is defined under the Securities Act and the rules and regulations promulgated thereunder and/or such Unitholder has such knowledge and experience in financial, tax and business matters as to enable such Member to evaluate the merits and risks of such Unitholder’s investment in the Company and to make an informed investment decision with respect thereto.

(iii) Such Unitholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of such Equity Securities and has had full access to such other information concerning the Company (including the iMortgage Division) and its Subsidiaries as he, she or it has requested.

(iv) Such Unitholder is able to bear the economic risk of his, her or its investment in the Equity Securities for an indefinite period of time because the Equity Securities have not been registered under the Securities Act or applicable state securities laws and are subject to substantial restrictions on Transfer set forth herein and, therefore, cannot be sold unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available and in compliance with such restrictions on Transfer.

(v) Such Unitholder has received and carefully read a copy of this Agreement. This Agreement and each of the other agreements contemplated hereby to be executed by such Unitholder (including any Equity Agreement) constitute the legal, valid and binding obligation of such Unitholder, enforceable in accordance with their terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles), and the execution, delivery and performance of this Agreement and such other agreements do not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Unitholder is a party or any judgment, order or decree to which such Unitholder is subject or create any conflict of interest with the Company or any Subsidiary of the Company, or any of their respective Affiliates, or any of their present or former customers or other business relations.

(vi) Such Unitholder is a resident of the state, or has its principal place of business in the state, set forth under his, her or its name on the Schedule of Unitholders.

(vii) Such Unitholder has not committed any act, or been the subject of any claim, demand, action or proceeding that could threaten, impair or result in the revocation of the Company’s state mortgage lending licenses (or those of any of its Subsidiaries).

(viii) Such Unitholder has been given the opportunity to consult with independent legal counsel regarding his, her or its rights and obligations under this Agreement and has consulted with such independent legal counsel regarding the foregoing (or, after carefully reviewing this Agreement, has freely decided not to consult with independent legal counsel), fully understands the terms and conditions contained herein and therein and intends for such terms to be binding upon and enforceable against him, her or it.

(d) Maintenance of Capital Accounts. The Company shall maintain a separate Capital Account for each Unitholder according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). In accordance with such Treasury Regulations, the Capital Account of each Unitholder shall equal, as of the date hereof, the Capital Contributions made by such Unitholder as of the date hereof as reflected on the Schedule of Unitholders. For this purpose, the Company may in the Board’s discretion, upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property and shall adjust them as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(s).

Without limiting the foregoing, each Unitholder’s Capital Account shall be adjusted:

(i) by adding any additional Capital Contributions made by such Unitholder in consideration for the issuance of Units;

(ii) by deducting any amounts paid to such Unitholder in connection with the redemption or other repurchase by the Company of Units;

(iii) by adding Profits allocated in favor of such Unitholder and subtracting any Losses of deduction and allocated in favor of such Unitholder; and

(iv) by deducting any Distributions paid in cash or other assets to such Unitholder by the Company.

(e) Computation of Income, Gain, Loss and Deduction Items. For purposes of computing the amount of any item of Company income, gain, loss or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, that:

(i) The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii) If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e), (f) or (s), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii) Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

3.2 Negative Capital Accounts. No Unitholder shall be required to pay to any other Unitholder or the Company any deficit or negative balance which may exist from time to time in such Unitholder’s Capital Account (including upon and after dissolution of the Company).

3.3 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

3.4 Loans From Unitholders. Loans by Unitholders to the Company shall not be considered Capital Contributions. If (with the consent of the Board) any Unitholder loans funds to the Company, the making of such loan shall not result in any increase in the amount of the Capital Account of such Unitholder. The amount of any such loan shall be a debt of the Company to such Unitholder and shall be payable or collectible in accordance with the terms and conditions upon which such loan is made.

3.5 Distributions In-Kind. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a Distribution equal to the Fair Market Value of such property for purposes of Section 4.1 and such property shall be treated as if it were sold for an amount equal to its Fair Market Value and any resulting gain or loss shall be allocated to the Members’ Capital Accounts in accordance with Sections 4.2 through 4.4. Any Distribution of property-in kind shall be made to each Member on a Pro Rata Basis as determined by the Board in good faith.

3.6 Transfer of Capital Accounts. The original Capital Account established for each Substituted Member shall be in the same amount as the Capital Account of the Member (or portion thereof) to which such Substituted Member succeeds, at the time such Substituted Member is admitted to the Company. The Capital Account of any Member whose interest in the Company shall be increased or decreased by means of the Transfer to it of all or part of the Units of another Member shall be appropriately adjusted to reflect such transfer or repurchase. Any reference in this Agreement to a Capital Contribution of or Distribution to a Member that has succeeded any other Member shall include any Capital Contributions or Distributions previously made by or to the former Member on account of the Units of such former Member transferred to such Member.

ARTICLE IV

DISTRIBUTIONS, ALLOCATIONS AND REDEMPTIONS

4.1 Distributions.

(a) Tax Distributions. To the extent funds of the Company are or may be available for distribution by the Company without violation of applicable law or Warehouse Facilities to which the Company is subject, in each Taxable Year, the Board shall cause the Company to make Distributions in an amount of cash (each a “Tax Distribution”) as follows:

(i) to each holder of Class I Units an amount of cash that equals (x) + (y), where (x) equals (i) the amount of taxable income allocable by the Company to such Class I Unitholder in respect of such Taxable Year (net of taxable losses allocated by the Company to the Class I Unitholder in respect of prior Taxable Years and not previously taken into account under this clause to the extent such loss would be available under the Code to offset income of the Unitholder (or, as appropriate, the direct or indirect partners, members or shareholders of the Unitholder) determined as if income and loss from the Company was the only income and loss of the Unitholder (or, as appropriate, the direct or indirect partners, members or shareholders of the Unitholders) in such Taxable Year and all prior Taxable Years), multiplied by (ii) the applicable Assumed Tax Rate, and (y) equals the Unsatisfied Tax Distribution Entitlement with respect to the Class I Unitholder determined as of the end of the immediately preceding Taxable Year (for the avoidance of doubt, the value of (y) may be negative if the Tax Distributions in an earlier year exceeded the amount described in (x) for such earlier year).

(ii) to each holder of Class A Common Units an amount of cash that would be determined under the provisions of Section 4.1(a)(i) immediately above if those provisions were applicable to Class A Unitholders, provided that (A) the amount distributed with respect to each Class A Common Unit shall be the same for all Class A Common Units held by all Class A Unitholders, and (B) such amount shall be equal to the highest amount that would be distributed to any Class A Unitholder under the provisions of Section 4.1(a)(i) if those provisions were applicable to the Class A Unitholders.

(iii) No Tax Distributions shall be made to the Class A Unitholders until Tax Distributions have been first made, in full, to the Class I Unitholders (i.e., no amounts remain payable for the period in question to the Class I Unitholders under the provisions of Section 4.1(a)(i)).

(iv) The Tax Distributions required to be made to all Unitholders shall be made at least quarterly and shall be made no later than 4/1, 6/1, 9/1 and 12/1 of each calendar year unless otherwise determined by the Board. The portion of the Tax Distributions for a Taxable Year paid out to a Unitholder on any Tax Distribution payment date shall be a portion of the total Tax Distributions for such Taxable Year that is at least equal to such Unitholder’s next estimated income tax payment required solely as a result of such Unitholder’s ownership of Units.

(v) Notwithstanding anything to the contrary herein, with respect to all Unitholders: (i) each Distribution actually made to a Unitholder shall constitute a Tax Distribution (whether or not designated as such) to the extent of the Unitholder’s Unsatisfied Tax Distribution Entitlement, (ii) no Tax Distributions shall be required to be made under this Section 4.1(a) if a Unitholder has no Unsatisfied Tax Distribution Entitlement, and (iii) for purposes of the immediately preceding clauses (i) and (ii) of this sentence, the Unsatisfied Tax Distribution Entitlement at any point in the year shall take into account all Tax Distributions to which the relevant Unitholder will become entitled to during such entire Taxable Year. Tax Distributions shall constitute (A) advances of Distributions that each holder of Class I Units is entitled to receive pursuant to Sections 4.1(b), 4.1(d)(iii), 4.1(d)(iv), 9.2 or 12.2 (as applicable), (B) advances of Distributions that each holder of Class A Common Units is entitled to receive pursuant to Sections 4.1(b), 4.1(d), 9.2 or 12.2 (as applicable) and (C) advances of Distributions that each Class I Unitholder is entitled to receive pursuant to the terms of the Settlement Agreement. Each such advance shall reduce dollar for dollar the amount that a Unitholder is entitled to receive pursuant to such applicable Section (or the Settlement Agreement) and shall be treated as a Distribution pursuant to such applicable Section (or the Settlement Agreement) on the date the advance is so applied for any Distribution under such applicable Section (or the Settlement Agreement). For the avoidance of doubt, following the filing of the Company’s K-1 for a Taxable Year, each Unitholder’s Unsatisfied Tax Distribution Entitlement (including for the year with respect to which the K-1 was filed) shall be revised to reflect the difference, if any, between the cumulative amount of Tax Distributions actually made to such Unitholder for the Taxable Year to which such K-1 relates and the amount described in the first sentence of this Section 4.1(a) for such year.

(b) Other Distributions. Subject to Sections 4.1(a), 4.1(c) and 4.1(d) (as applicable), the Board may (but shall not be obligated to) cause the Company to make Distributions at any time or from time to time provided, however, that subject to Sections 4.1(a), 4.1(c) and 4.1(d), upon any Exit Event the Board shall cause the Company to make the Distributions to the Class I Unitholders set forth in Section 4.1(b)(i) and (ii). Subject to Section 4.1(d), each Distribution other than a Tax Distribution shall be made only in the following order of priority:

(i) Distributions Other Than an Under $200M Sale of the Company. Any Distributions that are not attributable to an Under $200M Sale of the Company shall be made in the following order of priority:

(A) first, to each Class I Unitholder (ratably among the Class I Unitholders based upon the Class I Dividend Amount due each Class I Unitholder) until there is no unpaid Class I Dividend Amount for such holder;

(B) second, to the Class I Unitholders (distributed ratably among such holders based upon the number of Class I Units held by each such holder immediately prior to the Distribution), until the Class I Payments Balance is zero;

(C) third, to the Class I Unitholders (distributed ratably among such holders based upon the number of Class I Units held by each such holder immediately prior to the Distribution), until the Class I Unpaid Hurdle is zero; and

(D) thereafter, to the Class A Common Units (ratably among such holders based upon the number of Class A Common Units held by such holders).

(ii) Distributions From an Under $200M Sale of the Company. Any Distributions attributable to an Under $200M Sale of the Company shall be made in the following order of priority:

(A) first, to each Class I Unitholder (ratably among the Class I Unitholders based upon the Class I Dividend Amount due each Class I Unitholder) until there is no unpaid Class I Dividend Amount for such holder;

(B) second, to the Class I Unitholders (distributed ratably among such holders based upon the number of Class I Units held by each such holder immediately prior to the Distribution), until the Class I Payments Balance is zero;

(C) third, until the iMortgage Division Economic Balance is reduced to zero, on a pari passu basis, (I) to the Class A Unitholders, the Class A Group Distribution Percentage of the iMortgage Division Economic Balance, and (II) to the Class I Unitholders, the iMortgage Group Distribution Percentage of the iMortgage Division Economic

Balance (distributed ratably among such holders based upon the number of Class I Units held by each such holder immediately prior to the Distribution); it being understood that the Distribution under this Section 4.1(b)(ii)(C) to the Class A Unitholders shall be distributed among the Class A Unitholders as set forth in Section 4.1(b)(ii)(D) as if all Distributions to be made pursuant to Section 4.1(b)(ii)(A) through (C) to the Class I Unitholders had been made in full; and

(D) thereafter, one hundred percent (100%) of all Distribution amounts to the holders of Class A Common Units (with the dollar amount of such percentage to be distributed ratably among such holders based on the number of such Units held by each such holder immediately prior to the Distribution).

(c) Exceptions. Notwithstanding anything to the contrary in this Section 4.1:

(i) The Company shall make the payments of the Class I Payments described in the Settlement Agreement, which shall reduce the Class I Payments Balance and the Class I Total Unpaid Balance in accordance with their definitions.

(ii) The Company shall make the payments of the Class I Dividend Amounts described in the Settlement Agreement, which shall be deemed Distributions under Section 4.1(b)(i)(A) or Section 4.1(b)(ii)(A) as applicable.

(iii) Neither the Company nor the Board shall be obligated to make any Distribution pursuant to Section 4.1(b)(i)(A) through (C) or Section 4.1(b)(ii)(A) through (C) if Section 18-607 of the Delaware Limited Liability Company Act (or, if such Act is amended, any successor provision) prevents the Company from making such Distribution.

(iv) Neither the Company nor the Board shall be obligated to make any other Distribution pursuant to this Section 4.1 (other than a Distribution under Section 4.1(b)(i)(A) through (C) or Section 4.1(b)(ii)(A) through (C) or Section 4.1(c)(i) or (ii), which shall be subject to Section 4.1(c)(iii) immediately above) if, before or after taking the Distribution into account:

(A) the Board reasonably expects that the Distribution would cause the Company to violate or breach any term or provision of any (I) material agreement or contract to which the Company is subject or its assets are bound or (II) financial covenant to which the Company is subject or by which its assets are bound;

(B) the Board reasonably expects that the Distribution would cause the Company to fail to meet one hundred twenty percent (120%) of any financial covenant to which the Company is subject or by which its assets are bound, with such calculation being made (I) as of the end of the most recently ended calendar quarter and (II) as of the end of the then current calendar quarter based on estimated financial results for such quarter; or

(C) applicable law or any Third Party or Governmental Entity prevents or penalizes or threatens to prevent or penalize the Company from making such Distribution.

(v) If a Class I Unitholder as of the Effective Date subsequently Transfers any of his or her Class I Units, then the Company to the extent permitted and as described in this Section 4.1(c) may withhold (and set off against if Section 4.1(c)(iii) applies) any Distribution otherwise due in respect of such Transferred Class I Units in the same manner as if such Class I Unitholder continued to hold such Class I Units on his or her own behalf.

(d) Exit Event.

(i) Generally. Subject to Section 4.1(c), any Distributions to be made pursuant to this Agreement that have been previously held in reserve or otherwise withheld or retained by the Company in accordance with Section 4.1(c)(iv) shall be Distributed (in addition to what other Distributions must be made pursuant to the terms of this Agreement including any Distributions to be made pursuant to Sections 4.1(b)(i) and (b)(ii)) by the Company upon a Public Offering, a Sale of the Company, or an iMortgage Capital Event or as soon as reasonably practicable thereafter (any such event, an “Exit Event”).

(ii) Holdbacks and Adjustments. In connection with any Exit Event, each Class I Unitholder shall:

(A) participate in any purchase price adjustment (such as minimum working capital, net assets, etc.) applicable to all Unitholders participating in the Exit Event, with such participation being in proportion to the portion of the net proceeds payable or Distributable to such Unitholders with respect to the Exit Event; and

(B) be entitled to receive the same forms of consideration, with such receipt of forms of consideration (based on their respective Fair Market Values if not distributable in immediately available funds) being in proportion to the portion of the net proceeds payable or Distributable to such Unitholders with respect to the Exit Event;

provided, however, that no Class I Unitholder shall be required to participate in any holdback, indemnity or escrow in connection with any Exit Event

To the extent there is any purchase price adjustment with respect to an Exit Event, the Unitholders recognize that the consideration from such Exit Event may be reduced or increased (due to a purchase price adjustment) and such reduction or increase may cause a change in Distributions to be made pursuant to Section 4.1(b). The Company, if necessary, is authorized to withhold from the consideration a reasonable amount of cash or other property as commercially reasonably determined in good faith, so that subsequent Distributions from the withheld purchase price adjustment may be used to make the Exit Event Distribution and any other Distributions due hereunder consistent with Section 4.1(b), taking into account the revised consideration from the Exit Event and the receipt of various forms of consideration.

In the event there is an Exit Event and there is any purchase price adjustment with respect to the Exit Event, to the extent that the Company reserves and uses commercially reasonable measures to protect the proceeds associated with such purchase price adjustment for the benefit of the Class I Unitholders, then the Company may make other Distributions under Section 4.1(b)(i)(D) and Section 4.1(b)(ii)(D), as if all Distributions to be made pursuant to Sections 4.1(b)(i)(A) through (C) and 4.1(b)(ii)(A) through (C), as applicable, (including Distributions with respect to the iMortgage Division Allocation of Proceeds for the Sale of the Company and Public Offering) had been made in full; provided, however, that all other Distributions required to be made under Sections 4.1(b)(i)(A) through (C) and 4.1(b)(ii)(A) through (C), as applicable, have been made or sufficient cash and other property has been withheld pursuant to the paragraph immediately above.

To the extent there is any purchase price adjustment as described above with respect to an Exit Event, the Company shall distribute as soon as reasonably practicable any proceeds that are paid to the Company in connection with the purchase price adjustment.

(iii) iMortgage Capital Events. Upon the consummation of an iMortgage Capital Event, the Company shall, subject to, and pursuant to, the other terms of this Agreement, Distribute the Class I Hurdle within ten (10) days following the consummation of the iMortgage Capital Event in accordance with Section 4.1(b)(i).

(iv) Public Offering or a Sale of the Company.

(A) Upon the consummation of a Public Offering, a Sale of the Company that is not an Under $200M Sale of the Company, or a Sale of the Division, before use of any portion of the net proceeds (net of the direct expenses and costs of such Public Offering, Sale of the Company that is not an Under $200M Sale of the Company or Sale of the Division, as applicable, which, for the avoidance of doubt, do not include bonuses, Distributions or other payments to Company Unitholders or their Affiliates (excluding the Company) as a result of such transaction) from such transaction for any other purpose, and subject to, and pursuant to, the other terms of this Agreement, the Company shall Distribute the Class I Hurdle within ten (10) days following the consummation of a Public Offering, a Sale of the Company that is not an Under $200M Sale of the Company, or a Sale of the Division, in accordance with Section 4.1(b)(i).

(B) Upon the consummation of an Under $200M Sale of the Company, before use of any portion of the net proceeds (net of the direct expenses and costs of such Under $200M Sale of the Company, which, for the avoidance of doubt, do not include bonuses, Distributions or other payments to Company Unitholders or their Affiliates (excluding the Company) as a result of such transaction) from such transaction for any other purpose, and subject to, and pursuant to, the other terms of this Agreement including the definition of Procedure, the Company shall Distribute within ten (10) days following the consummation of an Under $200M Sale of the Company, the iMortgage Division Economic Balance (which, for the avoidance of doubt, includes the iMortgage Division Allocation of Proceeds for the Sale of the Company and Public Offering) in accordance with Section 4.1(b)(ii).

(v) Redemption; Cancellation. Notwithstanding anything to the contrary herein, once (A) the sum of (I) the then outstanding accrued but unpaid Class I Dividend Amount (if any) has been distributed or paid and (II) the Class I Total Unpaid Balance is reduced to zero or (B) the iMortgage Division Economic Balance is reduced to zero with respect to Distributions From an Under $200M Sale of the Company, then all of the Class I Units will be considered redeemed and canceled automatically and will no longer be issued and outstanding.

4.2 Allocations. Except as otherwise provided in Sections 4.3 and 4.5, Profits and Losses for each Fiscal Year shall be allocated among the Unitholders in such a manner that, to the greatest extent possible, as of the end of such Fiscal Year, the sum of (x) the Capital Account of each Unitholder, (y) such Unitholder’s share of Minimum Gain and (z) such Unitholder’s partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(2)) shall be equal to the net amount that would be distributed to such Unitholder, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Book Value and (ii) distribute the proceeds in liquidation (after the payment of all liabilities) in the manner provided in Section 12.2 (as determined with respect to each such Fiscal Year by the Board in good faith). For purposes of allocating all Profits and Losses, pursuant to this Section 4.2 (and Sections 4.3 and 4.4, to the extent applicable), all outstanding Class A Common Units shall be treated as vested; provided, that in the event that a Unitholder’s unvested Class A Common Units are forfeited or repurchased, Forfeiture Allocations as described in Section 4.3(h) will be made.

4.3 Special Allocations. The following special allocations shall be applied prior to any allocations under Section 4.2.

(a) Unitholder Nonrecourse Debt Minimum Gain Chargeback. Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Unitholders in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4). This Section 4.3(a) is intended to be a “partner nonrecourse debt minimum gain chargeback” provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.

(b) Minimum Gain Chargeback. Except as otherwise provided in Section 4.3(a), if there is a net decrease in the Minimum Gain during any Taxable Year, each Unitholder shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 4.3(b) is intended to be a Minimum Gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) Qualified Income Offset. If any Unitholder that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has a negative Adjusted Capital Account Balance as of the end of any Taxable Year, computed after the application of Sections 4.3(a) and 4.3(b) but before the application of any other provision of this Article IV, then Profits for such Taxable Year shall be allocated to such Unitholder in proportion to, and to the extent of, such negative Adjusted Capital Account Balance. This Section 4.3(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) Nonrecourse Deductions. Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Taxable Year shall be allocated to each Unitholder ratably among such Unitholders based upon the manner in which Profits are allocated among the Unitholders for such Taxable Year, and to the extent such positive net items do not exist based on the gross items of income.

(e) Allocation of Certain Tax items. Profits and Losses described in Section 3.1(e)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k) and (m).

(f) Regulatory Allocations. The allocations set forth in Sections 4.3(a) through (e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Unitholders intend to allocate Profit and Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article IV, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Unitholders so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Unitholders to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Unitholders anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Unitholders so that the net amount of the Regulatory Allocations and such special allocations to each such Unitholder is zero. In addition, if in any Taxable Year or portion thereof there is a decrease in partnership Minimum Gain, or in partner nonrecourse debt Minimum Gain, and application of the Minimum Gain chargeback requirements set forth in Section 4.3(a) or Section 4.3(b) would cause a distortion in the economic arrangement among the Unitholders, the Unitholders may, if they do not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such Minimum Gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such Minimum Gain chargeback requirement.

(g) Company Loss Allocations. Company Losses shall not be allocated to a Member if such allocation of Losses would cause the Member to have a negative Adjusted Capital Account Balance. Company Losses that cannot be allocated to a Member shall be allocated to the other Members; provided, however, that if no Member may be allocated Company Losses due to the limitations of this Section 4.3(g), Company Losses shall be allocated to all Members in accordance with their respective outstanding Units.

(h) Forfeiture Allocations. The Parties acknowledge that allocations like those described in Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) (“Forfeiture Allocations”) may result from the allocations of Profits provided for in this Agreement. For the avoidance of doubt, the Board is entitled to make Forfeiture Allocations and, once required by applicable final or temporary guidance, allocations of Profits and Losses will be made in accordance with Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) or any successor provision or guidance or any applicable Internal Revenue Service guidance with respect to safe harbor elections.

(i) Allocations to the Holders of the Class I Units. No Class I Unitholder shall be allocated any items of income, gain, deduction, and loss as determined for Code Section 704(b) purposes for any tax year or period ending in or after 2015, except with respect to (A) amounts distributable to the Class I Unitholders pursuant to Section 4.1(b)(ii)(C), (B) any benefit of the amortization of any Code Section 743 adjusted basis as described in Section 4.5(d) (or recapture thereof), or (C) as required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f). Any items of income, gain, deduction, and loss allocated to a Class I Unitholder pursuant to clause (A) of this Section 4.3(i) shall be consistent with such Class I Unitholder’s proportionate share of the assets of the Company based on its proportionate share of the gain from the Under $200M Sale of the Company.

4.4 Offsetting Allocations. If, and to the extent that, any Member is deemed to recognize any item of income, gain, deduction or loss as a result of any transaction between such Member and the Company pursuant to Sections 83, 482, 483, 1272-1274 or 7872 of the Code or any similar provision now or hereafter in effect, the Board shall use its reasonable best efforts to allocate any corresponding Profits or Losses to the Member who recognizes such item in order to reflect the Members’ economic interest in the Company.

4.5 Tax Allocations.

(a) Allocations Generally. The income, gains, losses, deductions and credits of the Company will be allocated for federal, state and local income tax purposes among the Unitholders in accordance with the allocation of such income, gains, losses, deductions and credits among the Unitholders for computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Unitholders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Code Section 704(c) Allocations. Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Unitholders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to Company for federal income tax purposes and its Book Value. In addition, if the Book Value of any Company asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e), (f) or (s), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c). The Board shall determine all allocations pursuant to this Section 4.5(b) using a method that is reasonable under Treasury Regulation Section 1.704-3.

Notwithstanding the foregoing, the “traditional method” as described under Treasury Regulation Section 1.704-3(b) shall be elected with respect to: (i) variation of Seller’s adjusted basis in its property deemed contributed pursuant to the methodology in Schedule 3.4 of Asset Purchase Agreement and the Book Value (i.e., Fair Market Value) ascribed such property pursuant to the methodology in Schedule 3.4 of the Asset Purchase Agreement; and (ii) any revaluation.

(c) Allocation of Tax Credits, Tax Credit Recapture, Etc. Allocations of Tax credits, Tax credit recapture, and any items related thereto shall be allocated to the Unitholders according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(d) Section 754 Election. The Company has made a Section 754 of the Code election for the tax year ended December 31, 2013, and the Board may cause the Company to make a “protective” election under Section 754 of the Code for the first Fiscal Year ending after the date hereof. Additionally, the iMortgage Joint Venture has a Section 754 of the Code election in effect for the tax year ended December 31, 2013. The Board and the Company acknowledge that the tax basis of the iMortgage Assets, including both the interest in the iMortgage Joint Venture and the assets held by the iMortgage Joint Venture, with respect to the holders of the Class I Units have been adjusted pursuant to Section 743 and the regulations thereunder and that such adjustment was made in accordance with the Book Values ascribed to such assets under the Asset Purchase Agreement. Further, the Company has adjusted the tax basis of the assets held by the iMortgage Joint Venture pursuant to Section 743 and the regulations thereunder, and the Company acknowledges that the foregoing adjustment was made in accordance with the Book Values ascribed to such assets under the Asset Purchase Agreement. With respect to such assets, the benefit of any amortization, depreciation or additional basis has been accrued to, and will continue to solely accrue to the holders of the Class I Units.

(e) Treatment of Cumulative Distributions. In the event that any contribution, Distribution or allocation made pursuant to this Agreement would (but for this Section 4.5(e)) cause the amounts allocated to a Unitholder for federal and applicable state and local income tax purposes to not ultimately be consistent with the cumulative Distributions such Unitholder receives (or is entitled to receive under the other provisions of this Agreement), the Company may, to the extent permitted by applicable law and solely for federal and applicable state and local income tax purposes, allocate amounts to such Unitholders in a manner which shall result in the cumulative federal and applicable state and local income tax allocations to each Unitholder being as nearly consistent with the cumulative Distributions to each Unitholder as possible.

(f) iMortgage Division Taxation. Notwithstanding any language to the contrary, to the extent the Company is audited or litigation ensues regarding any Tax allocations or Tax matters that materially affect the Class I Unitholders, the iMortgage Representative shall have the right to direct and utilize any defense to protect their expected treatment and the Tax Matters Partner and the Board will reasonably cooperate. This right shall survive the amendment or termination of this Agreement.

(g) Tax Treatment with Respect to the Class I Unitholders. The Members, the Board and the Company agree that:

(i) All distributions to the Class I Unitholders pursuant to Section 4.1(b)(i)(A) and (B) and Section 4.1(b)(ii)(A) and (B) above, or distributions that are made by reference to such Sections, shall be considered guaranteed payments described in Code Section 707(c) or Code Section 736(a)(2), as applicable. The timing of income and the deduction of any guaranteed payment shall be as of the date of the actual payment.

(ii) All distributions to the Class I Unitholders pursuant to Section 4.1(b)(i)(C), or distributions that are made by reference to such Section (including without limitation by reference to Section 4.1(b) pursuant to Sections 4.8(a), (b), (c), (d) and (e)), shall be considered as a series of payments made in liquidation of the Class I Unitholders’ remaining interest in the assets of Company under Code Section 736(b) to the maximum extent permissible or, to the extent Code Section 736(b) is not applicable, as distributions from the Company described in Section 731.

(iii) For purposes of determining any ordinary income recognized under Code Section 751 with respect to any distributions made to the Class I Unitholders pursuant to Section 4.1(b)(i)(C) (or pursuant to Code Section 741 in the event of a sale or other taxable disposition of any Class I Units), the Company, the Board and the Members agree to allocate the aggregate fair market value of the Company assets among the Company assets as follows:

(A) First, an amount equal to the cash and the Fair Market Value of the marketable securities held by the Company;

(B) Second, an amount equal to the adjusted tax basis of the fixed assets and any leasehold interests of the Company, which the Board and Members agree are a reasonable estimation of fair market value of such assets;

(C) Third, an amount equal to the fair market value of the mortgage servicing rights held by the Company, as determined by the mark to market financial statements of the Company closest to the “as of date” this allocation is being determined;

(D) Fourth, an amount equal to the adjusted tax basis of any assets not otherwise described in Section 4.5(g)(iii)(A), (B), (C) or (E); and

(E) The balance, if any, shall be allocated to goodwill and going concern.

(iv) For purposes of Section 4.5(g)(iii), the aggregate fair market value of the assets of the Company shall be determined in accordance with the provisions of Article XIII, taking into account the gross fair market value of the assets of the Company associated with the event giving rise to the relevant distribution (or series of distributions) pursuant to Section 4.1(b)(i)(C) (which may have to be to implied from the net fair market value of the of the assets of the Company associated with the event giving rise to the relevant distribution (or series of distributions) pursuant to Section 4.1(b)(i)(C)). Determinations of value made pursuant to this Section 4.5(g)(iv) shall be made (A) with respect to a distribution governed by Code Section 731 as of the date of such distribution, (B) with respect to the sale or other taxable disposition of a Class I Unit subject to the provisions of Code Section 741 as of the date of such sale or other taxable disposition, and (C) with respect to a distribution governed by Code Section 736(b) as of the date of the event giving rise to distribution (or series of distributions) pursuant to Section 4.1(b)(i)(C). The Board or Liquidator shall provide timely written notice to the iMortgage Representative of all determinations with respect to valuation pursuant to this Section 4.5(g)(iv) and allocation pursuant to Section 4.5(g)(iii), which notice shall include a reasonable explanation and calculation of the determined value and allocation. If the iMortgage Representative disagrees with the determination of the Board or Liquidator regarding the determination of fair market value pursuant to this Section 4.5(g)(iv) or the allocation of such fair market value among the assets of the Company pursuant to Section 4.5(g)(iii), then the iMortgage Representative may invoke the Procedure. In each instance, a Class I Unitholder’s proportionate share of any Code Section 751 gain in the Company shall equal the product of the: (i) ratio of its then Class I Unpaid Hurdle to the then gross fair market value assets of the Company as determined above; and (ii) the Company’s Code Section 751 gain as determined by the above allocation. For purposes of distributions under Code Section 731 and purchases under Code Section 741, a proportionate amount of Class I Unitholder’s share of Code Section 751 gain as determined in the preceding sentence would be included in gross income based on the amount of the distribution or payment as compared to the then balance of the Class I Unpaid Hurdle immediately prior to such distribution or payment. With respect to any Code Section 736(b) distributions, the Class I Unitholder’s proportionate share of Code Section 751 gain would be picked up first as and when such distributions occurred.

(v) Based on the above, and for the avoidance of doubt, the only ordinary income to be recognized by a Class I Unitholder pursuant to Code Section 751 in connection with any distributions pursuant to Section 4.1(b)(i)(C), or in connection with any sale or other taxable disposition of a Class I Unit, shall be limited to an amount equal to (A) such Class I Unitholder’s proportionate share of any gain attributable to property of the Company described in Section 4.5(g)(iii)(C) plus (B) any recapture of prior depreciation or amortization deductions claimed by such Class I Unitholder attributable to any adjustment made pursuant to Code Section 743 to the tax basis of the iMortgage Assets for the benefit of such Class I Unitholder as described in Section 4.5(d).

(vi) No Class I Unitholder shall be allocated any items of income, gain, deduction, and loss as determined for Code Section 704(b) purposes for any tax year or period ending in or after 2015, except with respect to (A) amounts distributable to the Class I Unitholders pursuant to Section 4.1(b)(ii)(C), (B) any benefit of the amortization of any Code Section 743 adjusted basis as described above in Section 4.5(d) (or recapture thereof), or (C) as required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f).

(vii) The Members and the Board shall file all required federal, state and local income Tax Returns and related returns and reports in a manner consistent with the provisions of this Section 4.5(g) and Section 4.3(i), except to the extent required by applicable law. In the event that the Members and the Board determine that the Company is required to file a Tax Return that is inconsistent with the provisions of this Section 4.5(g)

and Section 4.3(i) the Company shall provide timely written notice to the iMortgage Representative describing in adequate detail the manner in which the Tax Return proposed to be filed is inconsistent with the provisions of this Section 4.5(g) and Section 4.3(i) and the legal analysis relating to such determination and such written notice shall be timely if it is received at least 45 days prior to the filing date of such Tax Return. The Company and the iMortgage Representative shall consult with each other and attempt in good faith to resolve any disagreement relating to the basis on which the relevant Tax Return is to be filed, and, if they are unable to do so any unagreed issues shall be referred to an accounting arbitrator (within a reasonable time, taking into account the deadline for filing such Tax Return) for resolution. To the extent an accounting arbitrator is unable to resolve the disagreement, any affected Class I Unitholder shall be entitled to provide notice to the Internal Revenue Service on Form 8082 (or any successor form) of its inconsistent treatment of the relevant item or items.

(viii) The Company and the Class I Unitholders shall provide each other with such cooperation and information as reasonably requested by the other in connection with the filing of Tax Returns pursuant to this Section 4.5(g) or in connection with any audit, litigation or other action with respect to Taxes of the Company. Such cooperation and information shall include the provision of copies of relevant Tax Returns or portions thereof, together with accompanying documents. The Company and the Class I Unitholders agree (to the extent such materials are within their possession) (A) to retain all Tax Returns and accompanying documents with respect to tax matters pertinent to the Company and the Class I Unitholders until the expiration of the statute of limitations (and to the extent notified by any party, any extensions thereof) of the respective taxable period and years, and to abide by all record retention agreements entered into with any Taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such Tax Returns and accompanying documents and, if the other party so requests, such party will allow the other party to take possession of such materials.

(ix) The Company shall, in the event that it receives notice in writing of any income tax examination, settlement, proposed adjustment, administrative or judicial proceeding or other similar income tax matter related (in each case) to any tax period or partial tax period (a “Pre-Closing Tax Period”) that may materially adversely affect any Class I Unitholder (any such event, a “Tax Controversy”), provide written notice of such Tax Controversy to the iMortgage Representative within 10 days of the receipt thereof, and the Tax Controversy will be conducted as described in Section 4.5(f). In the event that the Company is required, following a final decision of the Internal Revenue Service (or state or local taxing authority, as applicable) or any court decision, to reallocate items of income, gain, deduction, and loss among its Members as determined for Code Section 704(b) purposes, the Company shall reallocate such items in such a manner that the timing and character (e.g., long-term capital gain as is intended and described by this Section 4.5(g) of items reallocated to the Class I Unitholders correspond as closely as possible to the items originally allocated to such Class I Unitholders.

(x) The Company shall not file any amended income Tax Return for a tax year or period that includes any period or portion thereof that would materially and disproportionately adversely affect Class I Unitholders (including without limitation the amendment of any Tax Return that would cause such Tax Return to become inconsistent with the provisions of this Section 4.5(g) and Section 4.3(i) or the amendment of any Tax Return that would adversely alter the tax treatment of the transactions that occurred in connection with the Acquisition) without their prior written consent, not to be unreasonably withheld, conditioned or delayed.

(xi) The Company, its Members and the Board hereby agree that a Restructuring or technical termination of the Company for income tax purposes under Code Section 708(b)(1)(B) will not affect the treatment as described in this Section 4.5(g) and the Sections referenced in this Section 4.5(g) and Section 4.3(i), including with respect to the amortization or depreciation of the Code Section 743 basis described under Section 4.5(d), and the Company (notwithstanding that the Company or another entity may be considered a new “partnership” for federal and state income tax purposes following a Restructuring or technical termination) shall report consistent with, and retain all of its obligations to the Class I Unitholders as described in this Section 4.5(g) and otherwise under this Agreement.

(xii) This Agreement, together with the Settlement Agreement, shall be considered the “partnership agreement” for federal and state income tax purposes.

(xiii) The rights of the Class I Unitholders as described in this Section 4.5(g) shall survive the amendment or termination of this Agreement.

(h) Effect of Allocations. Allocations pursuant to Section 4.5(b) are solely for purposes of federal, state and local Taxes and shall not affect, or in any way be taken into account in computing, any Unitholder’s Capital Account or share of Profits and Losses, Distributions or other Company items pursuant to any provision of this Agreement.

4.6 Indemnification and Reimbursement for Payments on Behalf of a Unitholder. Except as otherwise provided in Section 6.1, if the Company is required by law to make any payment to a Governmental Entity that is specifically attributable to a Unitholder or a Unitholder’s status as such (including federal withholding taxes, state personal property taxes, and state unincorporated business taxes), then such Unitholder shall indemnify and contribute to the Company in full for the entire amount paid (including interest, penalties and related expenses); provided, however, that this Section 4.6 shall not apply to any such Taxes relating to amounts paid or payable by the Company with respect to compensation of or benefits provided to individuals who are Unitholders on the date hereof in connection with their employment by the Company or a Subsidiary of the Company. The Board may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 4.6. A Unitholder’s obligation to indemnify and make contributions to the Company under this Section 4.6 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 4.6, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Unitholder under this Section 4.6, including instituting a lawsuit to collect such indemnification and contribution, with interest calculated at a rate equal to the Base Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by law), compounded on the last day of each Fiscal Period.

4.7 Compensation of a Unitholder for Services. If and to the extent that an individual who is a Unitholder as of the date hereof is treated or required to be treated as a partner for a Tax purpose with respect to compensation or benefits paid or payable or provided or required to be provided by the Company to or on behalf of a Unitholder (including salary, bonuses, health and welfare benefits, and other perquisites), then the Company shall pay (or allocate and make corresponding Distributions) to such Unitholder such that he or she is in the same after-Tax position as would have applied if such Unitholder were treated as an employee for such Tax purpose (and the other provisions of this Agreement regarding Distributions and allocations shall be applied after taking such payments (or allocations and corresponding Distributions) into account without increasing or decreasing the Distributions and allocations to which such holders would be entitled under this Agreement without regard to such compensation and benefits).

4.8 Purchase of Class I Units

(a) If Dean Bloxom is employed by LDLLC, and (i) his employment with LDLLC is terminated for Cause under his Employment Agreement; provided, however, that for purposes of this Section 4.8, LDLLC shall provide Dean Bloxom with notice of any breach by Dean Bloxom of Section 3.2(c)(vii) of his Employment Agreement and he shall have thirty (30) days to cure such breach provided that (A) Dean Bloxom immediately undertakes to cure, diligently pursues to cure and ultimately cures within such thirty (30) days, and (B) Dean Bloxom shall not have the right to cure more than once in respect of any material provision of the written policies and procedures of LDLLC, (ii) his employment is terminated by voluntary resignation without Good Reason during the first three (3) years following the Effective Date or (iii) he breaches any non-competition, non-solicitation or confidentiality provision of this Agreement or of his Employment Agreement (if applicable), then the Company or the Public Offering Entity shall be permitted to purchase any Class I Units issued to Dean Bloxom or any of his Controlled Affiliates. The price for the purchase of all of the Class I Units owned by Dean Bloxom pursuant to this Section 4.8(a) (the “Repurchase Price”) will be equal to fifty percent (50%) of Dean Bloxom’s pro rata portion (i.e., based on the number of Class I Units held by him or his Controlled Affiliates relative to all Class I Units outstanding) of the sum of (x) the Class I Total Unpaid Balance and (y) the aggregate Class I Dividend Amount on all of the Class I Units outstanding. The purchase of any Class I Units pursuant to this Section 4.8(a) shall be effective on the date of written notice from LDLLC or Public Offering Entity to Dean Bloxom. The Company or Public Offering Entity shall pay the Repurchase Price in two equal installments on the first two anniversaries of the termination of employment; provided, however, that a payment of any portion of the Repurchase Price shall be deemed a Distribution solely for purposes of Sections 4.8 and 4.1(b) and the Company or Public Offering Entity may withhold any Repurchase Price installment if any of the conditions in Sections 4.1(c)(iii) or 4.1(c)(iv) is met. If any portion of the Repurchase Price installment is so withheld when otherwise due, then the portion that is withheld shall bear interest at a rate per annum equal to the sum of (i) the short-term applicable federal rate as of the month such installment becomes due, plus (ii) three-percent (3%). In addition, the Company or Public Offering Entity shall pay the withheld portion, together with interest thereon, in equal quarterly installments over a period of three (3) years commencing on the date that the portion withheld was otherwise due.

(b) If at any time after the first three (3) years following the Effective Date, Dean Bloxom terminates his employment with LDLLC by voluntary resignation (whether or not for Good Reason), then Dean Bloxom shall be entitled to retain all Class I Units he then owns if each of the following conditions is met: (i) LDLLC did not have the right to terminate Dean Bloxom for Cause prior to such resignation and (ii) a succession plan regarding the transition of Dean Bloxom’s employment duties and responsibilities was previously approved by the Board. If Dean Bloxom so terminates and either condition (i) or condition (ii) of the immediately prior sentence is not met, then the Company or Public Offering Entity shall be permitted to purchase all of Class I Units issued Dean Bloxom or his Controlled Affiliates at a price equal to Dean Bloxom’s pro rata portion (i.e., based on the number of Class I Units held by him or his Controlled Affiliates relative to all Class I Units outstanding) of the sum of (x) the Class I Total Unpaid Balance and (y) the aggregate Class I Dividend Amount on all of the Class I Units outstanding. Notwithstanding the foregoing provisions of this Section 4.8(b), if Dean Bloxom breaches at any time any non-competition, non-solicitation or confidentiality provision of any agreement to which Dean Bloxom is a party while such provision is still in effect, then the Company or Public Offering Entity shall be permitted to purchase pursuant to Section 4.8(a) any Class I Units issued to Dean Bloxom; provided, however, that such purchase shall not be deemed an election of remedies, and, following such purchase, the Company shall retain all remedies available under any agreement to which such Class I Unitholder is a party, at law or in equity.

(c) The Company or the Public Offering Entity shall be permitted to purchase any of the Class I Units on a proportionate basis among all of the Class I Unitholders. The price for the purchase of any Class I Unit pursuant to this Section 4.8(c) (the “Call Price”) will be an amount equal to: (i) the sum of (A) the then outstanding accrued but unpaid Class I Dividend Amount (if any) and (B) the Class I Total Unpaid Balance divided by (ii) the total outstanding Class I Units. The purchase of the Class I Units pursuant to this Section 4.8(c) shall be effective on the date that the Call Price is delivered in immediately available funds to the iMortgage Representative (who shall distribute such funds on a proportionate basis to the Class I Unitholders). Once paid as described in the foregoing sentence, the Call Price shall be deemed to have been Distributed to the Class I Unitholders for purposes of Sections 4.1(b) and 4.1(c).

(d) At the election of the Company and the Public Offering Entity, in lieu of any Distributions required or elected to be made to the Class I Unitholders pursuant to Sections 4.1(b) or 4.1(c), the Public Offering Entity may instead directly acquire Class I Units from the Class I Unitholders in exchange for the amount otherwise distributable to such Class I Unitholders pursuant to Sections 4.1(b) or 4.1(c) and such amount shall be treated as having been Distributed under Sections 4.1(b) or 4.1(c).

(e) Any right of the Company or the Public Offering Entity to purchase Class I Units issued to a Class I Unitholder pursuant to this Section 4.8 shall apply irrespective of whether such Class I Units have been transferred to a Permitted Transferee subsequent to issuance.

(f) In the event the Company or the Public Offering Entity does not elect to exercise its right to purchase Class I Units pursuant to Sections 4.8(a) or (b) (“Unredeemed Units”), then the iMortgage Management Investors (each on a Pro Rata Basis relative to each other’s ownership of Class I Units) shall have the right to purchase all but not less than all of such Unredeemed Units on the same terms as the Company or the Public Offering Entity could have exercised.

(g) If the Public Offering Entity or another purchaser purchases a Class I Unit pursuant to this Section 4.8, then immediately following such purchase, such Class I Unit shall automatically be converted into a Class A Common Unit but the Capital Contributions for such Class A Common Unit shall be deemed to be zero.

ARTICLE V

MANAGEMENT

5.1 Authority of Board.

(a) Sole Authority. Except for situations in which the approval of one or more of the Members is expressly and specifically required by the terms of this Agreement, (i) the Board shall conduct, direct and exercise full control over all activities of the Company (including all decisions relating to the issuance of additional Equity Securities and the voting and sale of, and the exercise of other rights with respect to, the equity securities of its Subsidiaries), (ii) all management powers over the business and affairs of the Company shall be exclusively vested in the Board, and (iii) the Board shall have the sole power to bind or take any action on behalf of the Company, or to exercise any rights and powers (including the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions) granted to the Company under this Agreement or any other agreement, instrument, or other document to which the Company is a party.

(b) Certain Actions. Without limiting the generality of the foregoing:

(i) except as contemplated by Section 9.2, the Board shall have sole discretion and right to enter into any agreement regarding, and have sole authority to approve on behalf of the Company and each of the Members, a Change of Control or any merger, consolidation or other transaction involving the Company or any of its Subsidiaries; and

(ii) the Board shall have the right to determine the timing and amount of any equity investment in the Company and to effect amendments to this Agreement in order to effectuate such equity investments.

5.2 Composition of the Board.

(a) Number and Appointment. The Board shall initially consist of three (3) Directors, who shall be designated by the Public Offering Entity from time to time in its sole discretion.

(b) Term. Each Director appointed shall serve until a successor is appointed in accordance with the terms hereof or his or her earlier resignation, death or removal. Any Director will be removed from the Board, with or without Cause, at the written request of the Public Offering Entity and under no other circumstances. A Director may resign at any time upon written notice to the Company. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(c) Vacancies. A vacancy in the Board because of resignation, death or removal of a Director will be filled by the Public Offering Entity pursuant to the terms of this Section 5.2. If the Persons entitled to fill a Board vacancy pursuant to this Section 5.2 fail to appoint a Director pursuant to the terms of this Section 5.2, such position in the Board shall remain vacant until such Persons exercise their right to appoint a Director as provided hereunder. Newly created directorships resulting from any increase in the authorized number of Directors may be filled by the Board.

(d) Reimbursement. The Company shall reimburse all reasonable and necessary out-of-pocket costs and expenses incurred by each Director incurred in the course of their service hereunder, including in connection with attending regular and special meetings of the Board or any committee thereof.

(e) Compensation. Except as approved by the Board, no Director shall receive any compensation for serving in such capacity.

5.3 Board Actions; Meetings.

(a) General Matters. Unless another percentage is set forth herein (including in Section 5.3(b) below) or required by applicable law, any determination or action required to be taken by the Board shall be taken by a majority of the Directors then in office (through meetings of the Board or written consents pursuant to this Section 5.3). A majority of the Directors shall constitute a quorum sufficient for conducting meetings and making decisions; provided, that in furtherance of the foregoing, all Directors shall work in good faith to make themselves available to attend meetings or to designate a proxy for such meetings in accordance with this Section 5.3(a). Regular meetings of the Board may be held on such date and at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called from time to time by any Director. Notice of each special meeting of the Board stating the date, place and time of such meeting shall be given to each Director by hand, telephone, telecopy, overnight courier, e-mail or the U.S. mail at least twenty-four (24) hours prior to any meeting of the Board. Notice may be waived before or after a meeting or by attendance without protest at such meeting. Any action to be taken by the Board may be taken at a meeting of the Board or by a written consent executed by the Directors having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. Directors may participate in a meeting of the Board by means of telephone conference or similar communications equipment by which all Persons participating in the meeting can communicate with each other, and such participation in a meeting shall constitute presence in person at the meeting. Any Director unable to attend a meeting of the Board may designate another Director as his or her proxy. The Board may adopt such other procedures governing meetings and the conduct of business at such meetings as it shall deem appropriate.

5.4 Delegation of Authority. The Board may, from time to time, delegate to one or more Persons (including any Member and including through the creation and establishment of one or more other committees) such authority and duties as the Board may deem advisable. Any delegation pursuant to this Section 5.4 may be revoked at any time by the Board; provided, that the Board shall not revoke any delegation of authority or duties in violation of Section 5.8.

5.5 Purchase of Units. Subject to the other provisions of this Agreement, the Board may cause the Company to purchase or otherwise acquire Units; provided, that this provision shall not in and of itself obligate any Unitholder to sell any Units to the Company. So long as any such Units are owned by the Company, such Units will not be considered outstanding for any purpose.

5.6 Limitation of Liability.

(a) Waiver of Liability. Except as otherwise provided herein, including as provided in Section 5.6(c), or in any agreement entered into by such Person and the Company or any of its Subsidiaries and to the maximum extent permitted by the Delaware Act, no present or former Director or officer nor any such Person’s Affiliates, employees, agents or representatives shall be liable to the Company or to any Member for any act or omission performed or omitted by such Person in his or her capacity as Director or officer; provided, that except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s willful misconduct or knowing violation of law as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Each Director and officer shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by such Person in good faith reliance on such advice shall in no event subject such Person or any of such Person’s Affiliates, employees, agents or representatives to liability to the Company or any Member.

(b) Board Discretion. Whenever in this Agreement or any other agreement contemplated herein the Board is permitted or required to take any action or to make a decision or determination, the Board shall take such action or make such decision or determination in its sole discretion, unless another standard is expressly set forth herein or therein. Whenever in this Agreement or any other agreement contemplated herein the Board is permitted or required to take any action or to make a decision or determination in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, each Director shall be entitled to consider such interests and factors as such Director desires (including the interests of such Director’s Affiliates or employers as Unitholders).

(c) Fiduciary Duties. To the maximum extent permitted by applicable law, each Director, in their capacity as Director, shall owe substantially the same fiduciary duties to the Members of the Company as if the Company were a corporation organized under and subject to the Delaware General Corporation Law (“DGCL”), and such Director was a director under the DGCL and the Members were stockholders under the DGCL.

(d) Effect on Other Agreements. This Section 5.6 shall not in any way affect, limit or modify any Person’s liabilities or obligations under any Employment Agreement, consulting agreement, management services agreement, confidentiality agreement, noncompete agreement, nonsolicit agreement or any similar agreement with the Company or any of its Subsidiaries.

5.7 Officers.

(a) Officers Generally. The Board may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s Business, including employees, agents and other Persons (any of whom may be a Member) who may be designated as officers of the Company, with titles including but not limited to “chief executive officer,” “chairman,” “president,” “vice president,” “treasurer,” “secretary,” “assistant secretary,” “director” and “chief financial officer,” as and to the extent authorized by the Board. Any number of offices may be held by the same person. In its discretion, the Board may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them; provided, that in the absence of an express delegation of authority and duties, such persons shall have the authority and duties normally associated with such offices in respect of corporations formed pursuant to the laws of the State of Delaware. Notwithstanding the foregoing, no officer shall have the authority to approve any actions of any Subsidiary of the Company which requires the approval of the Company in its capacity as a shareholder of such Subsidiary without the express authorization of the Board. The Board may assign titles to particular officers. Each officer shall hold office until his successor shall be duly designated qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the officers of the Company shall be fixed from time to time by the Board.

(b) Officer Resignation. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board or any Director. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Board in its sole discretion; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an officer shall not of itself create contractual or employment rights. Any vacancy occurring in any office of the Company may be filled by the Board.

5.8 iMortgage Representative. Each of the Class I Unitholders for themselves, their representatives and their successors, hereby constitutes and appoints Dean Bloxom (and if he cannot serve for any reason, then Jay Johnson) as their agent and attorney-in-fact (including any successor, the “iMortgage Representative”), with full power and authority in the name of and for and on behalf of each of the Class I Unitholders, to serve as the iMortgage Representative under this Agreement and to exercise the power and authority granted to or required by the iMortgage Representative hereunder. The iMortgage Representative is hereby granted the power and authority by each Class I Unitholder, for himself or herself and on behalf of the Class I

Unitholders collectively, to (a) negotiate and enter into amendments to this Agreement, (b) give and receive notices and communications on behalf of the Class I Unitholders, (c) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims under this Agreement, (d) act on behalf of the Class I Unitholders with respect to the Procedure, and (e) take all actions necessary or appropriate in the judgment of the iMortgage Representative for the accomplishment of the foregoing. In the event that the iMortgage Representative receives any material communication on behalf of the Class I Unitholders pursuant to the terms hereof, or takes any material actions on behalf of the Class I Unitholders pursuant to the terms of this Section 5.8, the iMortgage Representative shall forward to the affected Class I Unitholders such communication as promptly as practicable following receipt thereof and make reasonable efforts to keep the affected Class I Unitholders reasonably informed as promptly as practicable of such actions taken, or to be taken, by the iMortgage Representative hereunder. In all instances, a determination of the Majority of the iMortgage Class I Unitholders (which will take into account any Class I Units held by the iMortgage Representative) shall be binding on the iMortgage Representative. In the event of the death, physical or mental incapacity, or resignation of both the iMortgage Representatives described above or any successor to them, the Majority of the iMortgage Class I Unitholders (including the personal representative of any deceased or disabled Class I Unitholder in the event of their death or Disability) shall promptly vote to appoint one of the Class I Unitholders to be the successor iMortgage Representative. As between the iMortgage Representative and the Class I Unitholders, the iMortgage Representative shall not be liable for, and shall be indemnified by the iMortgage Group against any good faith error of judgment on his or her part or for any other act done or omitted by him or her in good faith in connection with his or her duties as the iMortgage Representative, except for willful misconduct. The iMortgage Representative may vote his or her Class I Units in any manner he or she decides, any such voting shall not be considered to be “willful misconduct” and he or she shall not be liable in any manner for any vote. All expenses incurred by the iMortgage Representative in performing his or her duties hereunder (including legal fees and expenses of counsel thereto), and any indemnification to be provided to the iMortgage Representative, shall be jointly and severally borne by the iMortgage Group. The authority conferred under this Section 5.8 is an agency coupled with an interest and, to the extent permitted by applicable law, all authority conferred hereby is irrevocable and not subject to termination by any of the Class I Unitholders or by operation of law. Each Class I Unitholder hereby agrees that in any instance that this Agreement provides that an action is to be taken and or a determination is to be made by the iMortgage Representative, such action or determination shall be final and binding on all of the Class I Unitholders and the Company shall be entitled to exclusively deal with, and to rely on the authority of, the iMortgage Representative in any such instance.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF UNITHOLDERS AND MEMBERS

6.1 Limitation of Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Unitholder, Member or Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Unitholder or acting as a Member or Director of the Company. A Unitholder’s liability (in its capacity as such) for debts, liabilities and losses of the Company shall be limited to such Unitholder’s share of the Company’s assets; provided, that a Unitholder shall be required to return to the Company any Distribution made to it in clear and manifest accounting or similar error. The immediately preceding sentence shall constitute a compromise to which all Unitholders have consented within the meaning of the Delaware Act. Notwithstanding anything herein to the contrary, except as required by applicable law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Unitholders, Members or Directors for liabilities of the Company.

6.2 Lack of Authority. No Unitholder or Member in its capacity as such has the authority or power to act for or on behalf of the Company in any manner or way, to bind the Company, or do any act that would be (or could be construed as) binding on the Company, in any manner or way, or to make any expenditures on behalf of the Company, unless such specific authority has been expressly granted to and not revoked from such Member by the Board, and the Unitholders and Members hereby consent to the exercise by the Board of the powers conferred on it by law and this Agreement.

6.3 No Right of Partition. No Unitholder or Member shall have the right to seek or obtain partition by court decree or operation of law of any the Company property, or the right to own or use particular or individual assets of the Company.

6.4 Indemnification.

(a) Generally. Subject to Section 4.6, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorney fees, judgments, fines or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Unitholder or Member or is or was serving as a Director, officer, manager, principal, member, employee, agent or representative of the Company or its Affiliates (including, without limitation, Management LLC, M2 LLC, M3 LLC, M4 LLC, M5 LLC or M6 LLC) or is or was serving at the request of the Company as a managing member, manager, officer, director, principal, member, employee, agent or representative of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including, without limitation, Management LLC, M2 LLC, M3 LLC, M4 LLC, M5 LLC or M6 LLC); provided, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ (the term “Affiliates” excluding, for purposes hereof, the Company’s and its Subsidiaries’) gross negligence, willful misconduct or knowing violation of law as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). For the avoidance of doubt, Indemnified Persons shall include the manager of each of Management LLC, M2 LLC, M3 LLC, M4 LLC, M5 LLC or M6 LLC. Expenses,

including attorneys’ fees and expenses, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b) Nonexclusivity of Rights. The right to indemnification conferred in this Section 6.4 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, law, vote of the Board or otherwise. In addition, the Company hereby acknowledges that certain directors and officers affiliated with the Public Offering Entity may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Public Offering Entity or certain of its Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Indemnified Person are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Person are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Indemnified Person in accordance with this Section 6.4 without regard to any rights the Indemnified Person may have against the Investor Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of the Indemnified Person with respect to any claim for which the Indemnified Person has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnified Person against the Company.

(c) Insurance. The Company may maintain insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 6.4(a) above whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 6.4.

(d) Limitation. Notwithstanding anything herein to the contrary (including in this Section 6.4), any indemnity by the Company relating to the matters covered in this Section 6.4 shall be provided out of and to the extent of Company assets only, and no Unitholder (unless such Unitholder otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company (except as expressly provided herein).

(e) Savings Clause. If this Section 6.4 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 6.4 to the fullest extent permitted by any applicable portion of this Section 6.4 that shall not have been invalidated and to the fullest extent permitted by applicable law.

6.5 Members Right to Act. Except as expressly provided in this Agreement or by non-waivable provisions of the Delaware Act, the holders of Units shall not have any voting or consent rights under this Agreement or the Delaware Act with respect to the Units held by such Person, including with respect to any matters to be decided by the Company or any other governance matters described in this Agreement, and each holder of Units, by its acceptance thereof, expressly waives any consent or voting rights (except to the extent expressly provided in this Agreement) or other rights to participate in the governance of the Company, whether such rights may be provided under the Delaware Act or otherwise. Except as expressly provided in this Agreement or non-waivable provisions of the Delaware Act, on all matters (if any) submitted to the Members for a vote, the Public Offering Entity shall be entitled to one vote per Class A Common Unit held by such holder, voting as a single class of Units, and the holders of Class I Units and Class A Common Units held by holders other than the Public Offering Entity shall be entitled to vote only to the extent described in this Agreement, including as described in Section 14.2. The actions by the Members permitted hereunder may be taken at a meeting called by the Board or by Members holding at least a majority of the Units entitled to vote or consent on the matter on at least twenty-four hours prior written notice to the other Members entitled to vote or consent thereon, which notice shall state the purpose or purposes for which such meeting is being called. Each Member entitled to vote shall be allowed to participate in any such meeting of the Members by means of telephone. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), the Members entitled to vote or consent as to whom it was improperly held appears at such meeting without protest, or either before, at or after the meeting, signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent (without a meeting and without a vote) so long as such consent is signed by the Members having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

6.6 Investment Opportunities and Conflicts of Interest.

(a) The Public Offering Entity and its respective Affiliates and each of their respective stockholders, directors, officers, controlling Persons, partners, members and employees (each, a “Financial Investor”) may have business interests and engage in business activities in addition to those relating to the Company and its Subsidiaries. Neither the Company nor any Member or Unitholder shall have any rights by virtue of this Agreement in any business ventures of any such Financial Investor and the involvement by any Financial Investor in such business ventures shall not constitute a conflict of interest by such Persons with respect to the Company, its Unitholders or any of its Subsidiaries.

(b) During the Restricted Period, each Management Investor and iMortgage Management Investor shall bring all investment or business opportunities to the Company that such Person reasonably believes fit all of the following criteria: (i) are within the Business or any other active line of business of the Company or any of its Subsidiaries and (ii) the Company or any of its Subsidiaries would reasonably be expected to have an interest or expectancy in (i.e., the opportunity would further an established business policy or goal of the Company and its Subsidiaries). During the Restricted Period, or such lesser period to the maximum extent provided by applicable law, no Management Investor or iMortgage Management Investor shall, directly or indirectly, or on behalf of any other Person (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity), in the Restricted Territory, engage in the Business or any other business relating to or competing with any business then actively conducted by the Company or any Subsidiary; provided, however, that beneficial ownership of not more than five percent (5%) of the securities of an entity traded on a national securities exchange or national trading market shall not constitute competition that is prohibited by this Section 6.6. For purposes of this Section 6.6, the term “Restricted Territory” means the geographic territory comprised of 25 miles around each location at which the Company or any Subsidiary is then actively conducting business or in which it then actively proposes to conduct business. Notwithstanding anything to the contrary in this Section 6.6, no Management Investor or iMortgage Management Investor shall be deemed to have violated this Section 6.6 by virtue of such Person’s ownership interest in, or participation in, entities disclosed in such Person’s Employment Agreement. For the avoidance of doubt, this Section 6.6(b) shall in no event apply to Ron Ashimine. Notwithstanding anything to the contrary herein, if at any time the Company or its Subsidiaries are no longer active in the Business or any portion thereof, then this Section 6.6(b) shall, effective thirty (30) days following such time, no longer be applicable to any Management Investor or iMortgage Management Investor with respect to the Business or portion thereof that the Company or its Subsidiaries is no longer active in (but, for the avoidance of doubt, will still be bound by this provision with respect to any other business then actively conducted by the Company or any Subsidiary). The duties and obligations of a Management Investor or an iMortgage Management Investor provided by this Section 6.6(b) shall be strictly in addition to (and shall in no way limit or otherwise modify) any duties or obligations regarding non-competition, non-solicitation, no-hire, non-disparagement, business or investment opportunities or other similar duties or obligations applicable to such Management Investor or set forth in any Equity Agreement or Employment Agreement that is in effect as of the Effective Date or any time thereafter.

6.7 Interested Transactions. The Board may cause the Company or any Subsidiary thereof to enter into any contracts or transactions with the Financial Investors, the other Members and their respective Affiliates as the Board may determine in its sole discretion and no member of the Board shall be deemed to have breached any fiduciary duty, duty of loyalty or other duty to the Company, the Unitholders or any other Person with respect to any action or inaction in connection with or relating to any such transaction. Without limiting the generality of the foregoing, each Unitholder acknowledges and agrees that the Financial Investors may from time to time enter into other agreements and transactions (for the sole benefit of any Financial Investor) with the Company or its Subsidiaries as determined by the Board in its sole discretion.

6.8 Confidentiality. Each Unitholder recognizes and acknowledges that it has and may in the future receive certain confidential and proprietary information and trade secrets of the Company, and any of their Subsidiaries, including but not limited to confidential information of the Company, and its Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the Company or its Subsidiaries (the “Confidential Information”).

Each Unitholder, on behalf of itself and, to the extent that such Unitholder would be responsible for the acts of the following Persons under principles of agency law, its directors, officers, shareholders, partners, employees, agents and members, agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized directors, officers, representatives, agents and employees of the Company, or its Subsidiaries and as otherwise may be proper in the course of performing such Unitholder’s obligations, or enforcing such Unitholder’s rights, under this Agreement and the agreements expressly contemplated hereby; (ii) in the case of the Public Offering Entity, and to the extent Confidential Information is disclosed to the following Persons on a confidential basis: (A) to the Public Offering Entity’s agents, representatives and employees who need to be familiar with such Confidential Information in connection with the Public Offering Entity’s investment in the Company and who are charged with an obligation of confidentiality, (B) to the Public Offering Entity’s and any Affiliate of the Public Offering Entity’s current or future partners, equity holders or financing sources, as part of the Public Offering Entity’s or its Affiliate’s normal reporting or review procedure, or in connection with the Public Offering Entity’s or its Affiliates’ normal fund raising, marketing, informational or reporting activities and (C) for general portfolio information that does not identify the Company or its Subsidiaries, or (iii) as is required to be disclosed by order of a Governmental Entity, or by subpoena, summons or legal process, or by law, rule or regulation; provided, that to the extent permitted by law, the Unitholder required to make such disclosure shall provide to the Board prompt notice of such disclosure. For purposes of this Section 6.8, Confidential Information shall not include any information which was or has become generally available to the public other than as a result of disclosure by the Company or its Subsidiaries to the public. Nothing in this Section 6.8 shall in any way limit or otherwise modify any confidentiality covenants entered into between any Unitholder and the Company or any of its Subsidiaries.

ARTICLE VII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

7.1 Records and Accounting

(a) The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s Business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.2 or pursuant to applicable laws. Further, the Company shall maintain segregated accounting books and records necessary to enable accurate calculations under this Agreement with respect to the iMortgage Division (and definitions which enable Distributions under Section 4.1(b)) and iMortgage Division Allocation of Proceeds for Sale of the Company and Public Offering, and the Company shall make available such records upon the reasonable request of any holder of Class I Units. Except with respect to the Class I Units, all matters concerning (i) the determination of the relative amount of allocations and Distributions among the Unitholders pursuant to Article III and Article IV and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board, whose determination shall be final and conclusive as to all of the Unitholders absent manifest error.

(b) Subject to restrictions under applicable law (which, for the avoidance of doubt, shall not restrict the Company from providing any of the following information to the iMortgage Representative so long as the iMortgage Representative is subject to a non-disclosure agreement with the Company or otherwise bound by confidentiality obligations to the Company at the time of each such disclosure and shall not prohibit the iMortgage Representative from providing any of the following information to Jay Johnson or Dena Yocom so long as such person is subject to a non-disclosure agreement with the Company or otherwise bound by confidentiality obligations to the Company at the time such information is provided) and with the understanding that recipients of such information cannot trade on such information until such information is publicly disclosed, the Company shall provide to the iMortgage Representative on a confidential basis: (i) with respect to both the iMortgage Division and the Company: (A) unaudited monthly financial reports within five Business Days following when the Board receives such reports, and (B) unaudited quarterly financial reports within five Business Days following when the Board receives such reports, (ii) audited year-end financial statements of the Company within 30 days following the Company’s receipt of final audited year-end financial statements from the Company’s auditors, (iii) within five Business Days after receipt or filing or submission with the SEC by the Company, or receipt by the Company from the SEC, and applicable copies of the registration statement on Form S-1 or other applicable form of Registration Statement, including any exhibits (to the extent requested by the iMortgage Representative) and amendments or supplements thereto, correspondence between the Company and the Securities and Exchange Commission, including all comment letters, and information regarding the Company’s secondary offering (if applicable), including copies of registration statements on Forms S-1 or S-3, and (iv) any other financial statement and report necessary to calculate the various financial definitions and calculations relating to the iMortgage Division and the Company when and as needed for calculations pursuant to the terms of this Agreement, all of which shall be prepared in a manner that shall provide reasonable and sufficient financial information to calculate the various financial definitions and calculations hereunder including iMortgage Division Allocation of Proceeds for Sale of the Company and Public Offering.

7.2 Tax Reports. The Company shall use commercially reasonable efforts to deliver or cause to be delivered, within one hundred twenty (120) days after the end of each Fiscal Year, to each Person who was a Unitholder at any time during such Fiscal Year all information necessary for the preparation of such Person’s United States federal and state income tax returns. Except as otherwise provided in this Agreement, only holders of Class A Common Units who are not employed by, providing services to or otherwise partnered with any Person which is or is reasonably likely to become competitive with the Company shall be entitled to inspect, review, obtain or receive any information about the Company and its Subsidiaries under Section 18-305 of the Delaware Act, under this Agreement or otherwise, other than as set forth in this Section 7.2 and Section 8.1.

7.3 Transmission of Communications. Each Person that owns or controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice or other communication received from the Company to such other Person or Persons.

ARTICLE VIII

TAX MATTERS

8.1 Preparation of Tax Returns. The Company shall arrange for the preparation and timely filing of all Tax returns required to be filed by the Company.

8.2 Tax Elections. The Taxable Year shall be the Fiscal Year unless the Board shall determine otherwise and, in any event, shall be as permitted or required by the Code. The Board shall determine whether to make or revoke any available election pursuant to the Code, except as otherwise provided herein. Each Unitholder will upon request supply any information necessary to give proper effect to such election.

8.3 Tax Controversies.

(a) Any Member from time to time designated by the Board of Directors (with such Member’s consent), who shall initially be the Public Offering Entity, shall be the Tax Matters Member (the “Tax Matters Member”), and shall be authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by Tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Unitholder agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings.

(b) Promptly following the written request of the Tax Matters Member, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Member for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Member in connection with any administrative or judicial proceeding (i) with respect to the Tax liability of the Company and/or (ii) with respect to the Tax liability of the Unitholders in connection with the operations of the Company. The provisions of this Section 8.3 shall survive the termination of the Company or the termination of any Unitholder’s interest in the Company and shall remain binding on the Unitholders for as long a period of time as is necessary to resolve with the Internal Revenue Service (or similar state or local governmental authority) any and all matters regarding the taxation of the Company or the Unitholders.

8.4 Tax Continuation. For U.S. federal and relevant state income tax purposes, the Company shall be treated as a continuation of LDLLC in accordance with the principles of Revenue Ruling 84-52, 1984-1 C.B. 157, and Revenue Ruling 95-37, 1995-1 C.B. 130.

ARTICLE IX

TRANSFER OF UNITS

9.1 Required Consent. No Unitholder shall Transfer (or offer or agree to Transfer) all or any part of any interest in any Equity Securities except in compliance with this Article IX and any other agreement binding upon such Unitholder which restricts the Transfer of Equity Securities (including any Equity Agreement). In addition to complying with Section 9.4(f) below with respect to the Class I Units, any other provisions regarding Transfer of Equity Securities set forth herein or in any applicable Equity Agreement, no Unitholder shall (directly or indirectly through a transfer of such Unitholder’s equity interests) Transfer (or offer or agree to Transfer) all or any part of any interest in any Equity Securities without first obtaining the prior written consent of the Board, which consent may be withheld in the Board’s sole discretion; provided, that such Unitholder may Transfer Equity Securities (without the Board’s prior written consent, but subject to the other provisions of this Agreement or any applicable Equity Agreement) (i) pursuant to an Approved Sale, (ii) pursuant to any forfeiture or repurchase provisions set forth in any applicable Employment Agreement or Equity Agreement, (iii) pursuant to an Exchange, (iv) to such Unitholder’s Controlled Affiliates or Permitted Transferees so long as such Unitholder retains voting control of such Equity Securities; provided, however, that if such Unitholder Transfers any interests in any Units to a Controlled Affiliate or Permitted Transferee and such Person ceases to be a Controlled Affiliate or Permitted Transferee of such Unitholder, then such Person shall, upon ceasing to be a Permitted Transferee or Controlled Affiliate, Transfer such interest back to the Unitholder making such initial Transfer or (v) in connection with the dissolution of Management LLC, M2 LLC, M3 LLC, M4 LLC, M5 LLC and M6 LLC. If, at the time of a proposed Transfer of Equity Securities, property other than cash, cash equivalents or Marketable Securities has been distributed or paid subject to contingencies or restrictions that affect its Fair Market Value and such property is not considered a Common Unit Cash Outflow, then the Transferring Unitholder shall ensure that the Transferee will accept such Transferred Equity Securities subject to all of the provisions of this Agreement, including the provisions of Section 9.2 hereof (and take all such further action as may be advisable in connection therewith).

9.2 Approved Sale; Drag Along Obligations.

(a) General Approved Sale. Each Member and each Unitholder hereby agree, if the Board approves a Change of Control (an “Approved Sale”), each Member and each direct and indirect Unitholder shall be deemed to have voted for and provided any applicable consent to (and, if requested, to confirm such consent, whether at a meeting of Unitholders or in writing to), and in any event agrees to raise no objections against, and not otherwise impede or delay, such Approved Sale.

(b) Approved Sale Procedures. Each Member and Unitholder shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Board (provided that neither Hsieh nor the Public Offering Entity shall be required to execute any non-competition, non-solicitation, no-hire, confidentiality or similar agreements). The obligations of any Member or Unitholder with respect to an Approved Sale are, except as provided in Section 9.2(c) and Section 9.2(d) below, subject to the condition that each Unitholder shall receive (or have the option to receive) the same form and mix of consideration and the same per Unit amount of consideration (taking into account the priorities, thresholds and limitations of each class of Units set forth herein) upon the consummation of such Approved Sale; provided, that if Hsieh and the Public Offering Entity receive only cash in a Change of Control and any holder of Class A Common Units receives securities (on a Tax deferred basis) in lieu of or in addition to cash consideration in such Change of Control (i.e. a rollover transaction), such rollover securities shall be deemed to be the same form of consideration as the consideration Hsieh and the Public Offering Entity receive so long as such rollover securities are received on a Tax-deferred basis and are of substantially equivalent value on a per Unit basis (taking into account the priorities, thresholds and limitations of each class of Units set forth herein) as the cash consideration paid to Hsieh and the Public Offering Entity.

(c) Application of Proceeds.

(i) Change of Control - Securities Sale. In addition to the other provisions of this Agreement, a Change of Control (including if such Change of Control is structured as a sale of substantially all of the assets of the Company) shall be subject to the provisions of this Section 9.2(c)(i). The proceeds of any such Change of Control received by the Unitholders, in their capacity as such (other than in respect of bona fide payments for services to be rendered on an arms-length basis (e.g., not involving consulting arrangements or non-compete payments) shall be allocated among the Unitholders based upon the classes of Units included in such Change of Control as if the proceeds of such Change of Control were paid pursuant to Section 4.1(b) of this Agreement in connection with a Distribution and the Units of the Unitholders included in such Change of Control were the only outstanding Units of the Company at the time of such Distribution.

(ii) Change of Control - General. In connection with any Change of Control, notwithstanding anything to the contrary contained herein, in the Board’s sole discretion, the proceeds with respect to a Change of Control may be withheld from any Unitholder pending the execution of the deliveries set forth in Section 9.2(a) or posting of such Unitholder’s share (on a Pro Rata Basis) of any security as the Board deems necessary to cover any purchase price adjustments, indemnification or such other obligations of the Company or a Unitholder as set forth in Section 9.2(b) and Section 9.2(d).

(d) Indemnification; Expenses. Notwithstanding anything herein to the contrary, each Unitholder shall be obligated to bear, on a Pro Rata Basis, such Unitholder’s share (and not jointly and severally) of any indemnification obligation that the Board agrees to provide in connection with such Approved Sale (subject to subsection (ii) below, other than any such obligations that relate specifically to a particular Unitholder, such as indemnification with respect to representations and warranties given by a Unitholder regarding such Unitholder’s title to and ownership of Units); provided, that unless a prospective Transferee permits a Unitholder to give a guarantee, letter of credit or other mechanism (which shall be dealt with on an individual basis), any escrow of proceeds of any such transaction shall be withheld in accordance with each Unitholder’s Pro Rata Basis. Each Unitholder shall pay its share, on a Pro Rata Basis, of the Third Party expenses incurred by the Unitholders pursuant to an Approved Sale to the extent such expenses are incurred for the benefit of all Unitholders (as determined by the Board). Expenses incurred by any Unitholder on its own behalf (including the fees and disbursements of counsel, advisors and other Persons retained by such holder in connection with the Approved Sale) will not be considered costs incurred for the benefit of all Unitholders and, to the extent not paid by the Company, will be the responsibility of such Unitholder. Each Unitholder shall enter into any other agreement which the Board approves. Without limiting the immediately prior sentence, each Unitholder shall enter into any indemnification, contribution or unitholder representative agreement requested by the Board in compliance with this Section 9.2(d) and the provisions of this Section 9.2(d) requiring that liability be shared on a Pro Rata Basis shall be deemed complied with if such requirement is addressed through such agreement, even if the purchase and sale agreement or merger agreement related to the Approved Sale provides for joint and several liability.

(e) Purchaser Representative. If any of the Company, any of its Subsidiaries, or the Public Offering Entity enters into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each of the other Unitholders that is not an “accredited investor” as such term is defined under the Securities Act and the rules and regulations promulgated thereunder shall, at the request of the Company, appoint a “purchaser representative” (as such term is defined in Rule 501 promulgated under the Securities Act) designated by the Company. If any such Unitholder so appoints a purchaser representative, the Company shall pay the fees of such purchaser representative. However, if any such Unitholder declines to appoint the purchaser representative designated by the Company, such Unitholder shall appoint another purchaser representative (reasonably acceptable to the Company), and such Unitholder shall be responsible for the fees of the purchaser representative so appointed.

(f) No Grant of Dissenters Rights or Appraisal Rights. In no manner shall this Section 9.2 be construed to grant to any Member or Unitholder any dissenters rights or appraisal rights or give any Member or Unitholder any right to vote in any transaction structured as a merger or consolidation or otherwise (it being understood that the Members hereby expressly waive rights under Section 18-210 of the Delaware Act (entitled “Contractual Appraisal Rights”) and grant to the Board the sole right to approve or consent to a merger or consolidation of the Company without approval or consent of the Members or the Unitholders).

(g) Special Reallocations. Notwithstanding anything to the contrary herein, each Unitholder agrees, even if such Unitholder no longer holds any Units, that if the Board determines in good faith that a reallocation of any Distribution under Section 4.1 or the net proceeds under this Section 9.2 is necessary to effect the applicable distribution provisions of this Agreement, that such Unitholder will refund to the Company (or, as appropriate, the Board or such appointed representative on behalf of and for the benefit of the Company) the amount of any such Distribution or net proceeds received by such Unitholder in accordance with this Agreement to the extent such Distribution or net proceeds is determined to be in excess of what such Unitholder is entitled. In connection with such reallocation and corresponding adjustments, the Board or such appointed representative shall distribute any refunded excess to each Unitholder which received less than it was entitled to receive in accordance with such applicable Distribution provisions of this Agreement, taking into account in determining such refund and reallocation all corresponding adjustments of Pro Rata Basis (for purposes of allocation of expenses and indemnification obligations and other items), Tax allocations and other allocations and apportionments. The obligations of the Unitholders set forth in this Section 9.2(g) shall survive until the consummation of a Change of Control; provided, that (i) solely with respect to any reallocation and adjustments as a result of Distributions or net proceeds that were not originally recognized as Common Unit Cash Outflows later being recognized as Common Unit Cash Outflows, such obligation shall survive until the earlier of (A) the fifth (5th) anniversary of a Change of Control (at which time the Board or representative, as applicable, shall determine the Fair Market Value of any property not included in Common Unit Cash Outflows) and (B) the date on which all such Distributions or net proceeds are recognized as Common Unit Cash

Outflows and (ii) solely with respect to any reallocation and adjustments in connection with any indemnity under Section 9.2(d), such obligation shall survive until the earlier of (A) the fifth (5th) anniversary of a Change of Control and (B) the date the statute of limitations or any other applicable survival limitation has expired with respect to such indemnity.

9.3 Effect of Assignment.

(a) Termination of Rights. Any Member who shall assign any Units or other interest in the Company shall cease to be a Member with respect to such Units or other interest and shall no longer have any rights or privileges of a Member with respect to such Units or other interest, except as provided in Section 9.1.

(b) Deemed Agreement. Any Person who acquires in any manner whatsoever any Units or other interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Units or other interest in the Company of such Person was subject to or by which such predecessor was bound.

9.4 Additional Restrictions on Transfer.

(a) Execution of Counterpart. Except in connection with an Approved Sale, each Transferee of Units or other interests in the Company shall, as a condition prior to such Transfer, execute and deliver to the Company a counterpart to this Agreement pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement.

(b) Notice. In connection with the Transfer of any Units, the holder of such Units will deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer.

(c) Legal Opinion. Except in connection with Transfers to Permitted Transferees, no Transfer of Units or any other interest in the Company may be made unless in the opinion of counsel, satisfactory in form and substance to the Board (which opinion may be waived by the Board), such Transfer would not violate any federal securities laws or any state or provincial securities or “blue sky” laws (including any investor suitability standards) applicable to the Company or the interest to be Transferred, or cause the Company to be required to register as an “Investment Company” under the U.S. Investment Company Act of 1940, as amended. Such opinion of counsel shall be delivered in writing to the Company prior to the date of the Transfer.

(d) No Avoidance of Provisions. No Unitholder shall directly or indirectly (i) permit the Transfer of all or any portion of the direct or indirect equity or beneficial interest in such Unitholder or (ii) otherwise seek to avoid the provisions of this Agreement by issuing, or permitting the issuance of, any direct or indirect equity or beneficial interest in such Unitholder, in any such case in a manner which would fail to comply with this Article IX if such Unitholder had Transferred Units directly, unless such Unitholder first complies with the terms of this Agreement.

(e) Code Section 7704 Safe Harbor. In order to permit the Company to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything herein to the contrary, no Transfer of any Unit or economic interest (within the meaning of Treasury Regulation Section 1.7704-1(d)) shall be permitted or recognized by the Company or the Board if and to the extent that such Transfer would cause the Company to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)).

(f) Transfers of Class I Units.

(i) No iMortgage Division Holder shall Transfer (or offer or agree to Transfer) all or any part of any interest in any Class I Units except a Transfer of Class I Units (subject to the terms of any applicable Equity Agreement): (A) pursuant to any forfeiture or purchase provisions set forth in this Agreement or in any applicable Equity Agreement, (B) pursuant to a Restructuring effected pursuant to this Agreement or (C) to such Unitholder’s Permitted Transferees or Controlled Affiliates; provided, however, that if such Class I Unitholder Transfers any interest in any Class I Units to a Permitted Transferee or Controlled Affiliate and such Person ceases to be a Permitted Transferee or Controlled Affiliate of such holder, then such Person shall, upon ceasing to be a Permitted Transferee or Controlled Affiliate, Transfer such interest back to the holder making such initial Transfer. In connection with any Transfer of any Class I Units to a Permitted Transferee or Controlled Affiliate, a Class I Unitholder shall first deliver written notice to the Company describing in reasonable detail the proposed Transfer. As a condition (which shall not be unreasonably withheld, conditioned or delayed) to any Transfer of Class I Units to a Permitted Transferee or Controlled Affiliate, such Permitted Transferee or Controlled Affiliate shall execute and deliver to the Company a counterpart to this Agreement pursuant to which such Permitted Transferee or Controlled Affiliate shall agree to be bound by the provisions thereof. Notwithstanding the foregoing, any Person who acquires in any manner whatsoever any Class I Unit, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Class I Units was subject to or by which such predecessor was bound.

(ii) Any Transfer by any Class I Unitholder, Controlled Affiliate or Permitted Transferee of Class I Units in contravention of this Agreement (including the failure of the Transferee to execute a counterpart to this Agreement) or which would cause the Company to not be treated as a partnership for U.S. federal income tax purposes shall be void ab initio and shall not bind or be recognized by the Company or any other party.

9.5 Legend. In the event that Certificated Units are issued, such Certificated Units will bear the following legend:

“THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR

OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN (1) THE LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF                  , 2015, AS AMENDED AND MODIFIED FROM TIME TO TIME, GOVERNING THE ISSUER (THE “COMPANY”), AND BY AND AMONG CERTAIN INVESTORS (THE “LLC AGREEMENT”) AND (2) IF APPLICABLE, A UNIT GRANT AGREEMENT, BY AND BETWEEN THE COMPANY AND THE INITIAL HOLDER. THE UNITS REPRESENTED BY THIS CERTIFICATE MAY ALSO BE SUBJECT TO ADDITIONAL TRANSFER RESTRICTIONS, CERTAIN VESTING PROVISIONS, REPURCHASE OPTIONS, OFFSET RIGHTS AND FORFEITURE PROVISIONS SET FORTH IN THE LLC AGREEMENT AND/OR A SEPARATE AGREEMENT WITH THE INITIAL HOLDER. A COPY OF SUCH CONDITIONS, REPURCHASE OPTIONS AND FORFEITURE PROVISIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

If a Member holding Certificated Units delivers to the Company an opinion of counsel, satisfactory in form and substance to the Board (which opinion may be waived by the Board), that no subsequent Transfer of such Units will require registration under the Securities Act, the Company will promptly upon such contemplated Transfer deliver new Certificated Units which do not bear the portion of the restrictive legend relating to the Securities Act set forth in this Section 9.5.

9.6 Transfer Fees and Expenses. Except as provided in Section 9.2, the Transferor and Transferee of any Units or other interest in the Company shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer, whether or not consummated.

9.7 Void Transfers. Any Transfer by any Member or Unitholder or Permitted Transferee of any Units or other interest in the Company in contravention of this Agreement (including the failure of the Transferee to execute a counterpart to this Agreement) or any applicable Equity Agreement, or which would cause the Company to not be treated as a partnership for U.S. federal income tax purposes, shall be void ab initio and shall not bind or be recognized by the Company or any other party. No purported Assignee shall have any right to any gross items of income, gain, deduction or loss or Distributions of the Company.

9.8 Vesting, Forfeiture and Repurchase of Units. Notwithstanding anything to the contrary set forth in this Agreement, Units may be subject to vesting, forfeiture or repurchase as set forth in any applicable Equity Agreement. Upon any repurchase or redemption of any Unit, in lieu of the cancellation of any repurchased or redeemed Units, the Board may, in its sole discretion, elect that such repurchased or redeemed Units, as the case may be, remain issued and be held in the name, and on behalf of, the Company.

9.9 Exchange of Combined Units for Class A Common Stock.

(a) Elective Exchanges.

(i) Each Class A Unitholder shall be entitled at any time and from time to time, upon the terms and subject to the conditions hereof, to surrender Combined Units to the Corporation in exchange for the delivery to the exchanging Class A Unitholder of (A) a number of shares of Class A Common Stock that is equal to the product of the number of Combined Units surrendered multiplied by the Exchange Rate (an exchange of Combined Units for Class A Common Stock, an “Exchange”); provided that any such Exchange is for a minimum of the least of (i) 5,000 Combined Units, (ii) such other number of Combined Units as may be determined by the Board with respect to any particular Exchange, and (iii) all of the Combined Units held by such Class A Unitholder.

(ii) A Class A Unitholder shall exercise its right to Exchange Combined Units as set forth in Section 9.9(a)(i) by delivering to the Corporation, with a contemporaneous copy delivered to the Company, in each case during normal business hours at the principal executive offices of the Corporation (A) a written election of exchange in respect of the Combined Units to be Exchanged (an “Exchange Notice”), duly executed by such Class A Unitholder, (B) any certificates representing such Combined Units (including any certificates representing the underlying Class A Common Units, and any stock certificates representing the underlying shares of Class B Common Stock, in each case issued to such Class A Unitholder according to the books and records of the Company and the Corporation as applicable), provided that if any such certificate has been lost, the exchanging Class A Unitholder may deliver, in lieu of such certificate, an affidavit of lost certificate, and (C) if the Corporation requires the delivery of the certification contemplated by Section 9.9(b), such certification or written notice from such Class A Unitholder that it is unable to provide such certification. Upon a Class A Unitholder exercising its right to Exchange, the Corporation shall take such actions as may be required to ensure that such Class A Unitholder receives the shares of Class A Common Stock that such exchanging Class A Unitholder is entitled to receive in connection with such Exchange pursuant to this Section 9.9(a). If an exchanging Class A Unitholder receives the shares of Class A Common Stock that it is entitled to receive in connection with an Exchange pursuant to this Section 9.9(a) from the Corporation pursuant to this Section 9.9(a)(ii), the Class A Unitholder shall have no further right to receive shares of Class A Common Stock from the Corporation in connection with that Exchange, and the Corporation shall be deemed to have satisfied its obligations under the second sentence of this Section 9.9(a)(ii). An Exchange pursuant to this Section 9.9(a) shall be deemed to have been effected on the Business Day (such Business Day, the “Exchange Date”) immediately following the earliest Business Day as of which the Corporation has received the items specified in clauses (A)-(D) of the first sentence of this Section 9.9(a)(ii). On the Exchange Date, all rights of the exchanging Class A Unitholder as a holder of the Combined Units that are subject to the Exchange shall cease, and such Class A Unitholder shall be treated for all purposes as having become the record holder of the shares of Class A Common Stock to be received by the exchanging Class A Unitholder in respect of such Exchange.

(b) Mandatory Exchanges.

(i) The Corporation shall have the right to require each Class A Unitholder to Exchange all of such Class A Unitholder’s Combined Units in consideration for the issuance by the Corporation to such Class A Unitholder of a number of shares of Class A Common Stock that is equal to the product of the number of Combined Units surrendered multiplied by the Exchange Rate upon the occurrence of a Change of Control.

(ii) Notwithstanding anything to the contrary in the foregoing clause (i), a Class A Unitholder shall not be required to Exchange such Class A Unitholder’s Combined Units pursuant to Section 9.9(b)(i) unless the sum of the amount of (A) cash to be received by such Member (if applicable) as consideration in any Change of Control with respect to shares of Class A Common Stock for which such Class A Unitholder’s Combined Units are to be Exchanged and (B) any cash advance made to such Member (if applicable) by the Company or the Corporation for the purpose of paying such Member’s tax liability attributable to the Exchange (which advance may, by its terms, require that it be repaid in full upon the sale by such Member of the rights or securities received by such Member in the Exchange), in each case within sixty (60) days of the Change of Control, is sufficient to pay such Member’s tax liability (taking into account any withholding) attributable to the Exchange. For purposes of this Section 9.9(b)(ii), securities that are received by a Unitholder in a Change of Control with respect to the Class A Common Units or the shares of Class A Common Stock for which they are Exchanged and that may be sold into the public market without restriction as to timing, volume or manner of sale (including, without limitation, restrictions as a result of securities laws or applicable insider trading policies or blackout periods) by such Unitholder as the holder of such securities immediately following the Change of Control shall be deemed to be cash consideration received by such Unitholder.

(iii) The Corporation shall exercise its right to require an Exchange of Combined Units as set forth in Section 9.9(b)(i) by delivering to the Class A Unitholder written notice of such mandatory Exchange (a “Mandatory Exchange Notice”) and the date the Exchange shall be deemed to occur, which date may not be earlier than the date of such written notice (the “Mandatory Exchange Date”), provided that such date may be described as immediately prior to the occurrence of the Change of Control and the Corporation shall use reasonable best efforts to provide such notice to all Class A Unitholders at least ten (10) calendar days before the proposed date upon which the contemplated Change of Control is to be effected. From and after the Mandatory Exchange Date, (x) the Combined Units shall be deemed to have been transferred to the Corporation on the Mandatory Exchange Date, (y) the Class A Unitholder shall be treated for all purposes as having become the record holder of the shares of Class A Common Stock to be received by the exchanging Class A Unitholder in respect of such Exchange on the Mandatory Exchange Date, and (z) the Class A Unitholder shall cease to have any rights with respect to the Combined Units other than the right to receive shares of Class A Common Stock pursuant to Section 9.9(b)(i) upon compliance with its obligations under Section 9.9(b)(iv).

(iv) On or prior to the Mandatory Exchange Date (or if less than ten (10) calendar days’ notice of the Mandatory Exchange Date is given, within five (5) Business Days of such notice), the Class A Unitholder shall deliver during normal business hours at the principal executive offices of the Corporation: (A) an acknowledgement of the Mandatory Exchange Notice (a “Mandatory Exchange Acknowledgement”), duly executed by such Class A Unitholder, (B) any certificates representing all Combined Units held by the Class A Unitholder to be Exchanged on the Mandatory Exchange Date (including any certificates representing the underlying Class A Common Units and any stock certificates representing the underlying shares of Class B Common Stock, in each case issued to such Class A Unitholder according to the books and records of the Company and the Corporation, as applicable), provided that if any such certificate has been lost, the exchanging Class A Unitholder may deliver, in lieu of such certificate, an affidavit of lost certificate, and (B) if the Corporation or the Company requires the delivery of the certification contemplated by Section 9.12(b), such certification or written notice from such Class A Unitholder that it is unable to provide such certification.

(c) Issuance of Class A Common Stock. As promptly as practicable following satisfaction of such Class A Unitholder’s obligations under Section 9.9(a)(ii) or Section 9.9(b)(iv), as applicable, and in any event no later than three (3) Business Days after such obligations are satisfied, the Corporation or the Company shall deliver or cause to be delivered to such Class A Unitholder, at such Unitholder’s address of record (or at such other address as such Unitholder may designate to the Corporation), the number of shares of Class A Common Stock deliverable upon such Exchange, registered in the name of the relevant exchanging Class A Unitholder. To the extent the Class A Common Stock is settled through the facilities of The Depository Trust Company, the Corporation will upon the written instruction of an exchanging Class A Unitholder, deliver the shares of Class A Common Stock deliverable to such exchanging Class A Unitholder, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such exchanging Class A Unitholder in the Exchange Notice or the Mandatory Exchange Acknowledgement, as applicable. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Class A Common Stock shall be issued as a result of any Exchange. In lieu of any fractional share of Class A Common Stock to which a Class A Unitholder would otherwise be entitled in any Exchange, the Company or the Corporation shall pay to such Class A Unitholder cash equal to such fraction multiplied by the closing price of a share of Class A Common Stock on the most recent trading day preceding the Exchange Date or Mandatory Exchange Date, as applicable, on which the shares of Class A Common Stock otherwise deliverable in such Exchange are deemed to be delivered.

(d) Cancellation of Class B Common Stock; Class A Common Units. Any shares of Class B Common Stock surrendered in an Exchange shall automatically be deemed cancelled without any action on the part of any Person, including the Corporation, upon the relevant Exchange Date or Mandatory Exchange Date, as applicable. Any such cancelled shares of Class B Common Stock shall no longer be outstanding, and all rights with respect to such shares shall automatically cease and terminate. Any Class A Common Units surrendered in an Exchange shall automatically be deemed held by the Corporation thereafter without any action on the part of any Person, including the Company.

(e) Expenses. The Corporation, the Company, and each exchanging Class A Unitholder shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Corporation shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Class A Unitholder that requested the Exchange, then such Class A Unitholder or the Person in whose name such shares are to be delivered shall pay to the Corporation the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Corporation that such tax has been paid or is not payable.

(f) Other Prohibitions on Exchange. For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Class A Unitholder shall not be entitled to Exchange Combined Units to the extent that the Corporation or the Company reasonably determines in good faith that such Exchange (i) would be prohibited by law or regulation or (ii) would not be permitted under any other agreement with the Corporation, its subsidiaries, the Company or the Subsidiaries to which such Class A Unitholder is then subject. For the avoidance of doubt, no Exchange shall be deemed to be prohibited by any law or regulation pertaining to the registration of securities if such securities have been so registered or if any exemption from such registration requirements is reasonably available, and the parties hereto believe that there is currently no law or regulation, and acknowledge that there is no agreement of the type referred to in clause (ii) of the preceding sentence, that would, in either case, restrict the ability of a Class A Unitholder to Exchange Combined Units.

(g) Publicly Traded Partnership. Each of the Corporation and the Company covenants and agrees that, prior to taking or causing to be taken any action that would cause interests in the Company to not meet the requirements of Treasury Regulation Section 1.7704-1(h), including issuing any Combined Units in a transaction required to be registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, it will provide at least fifteen (15) Business Days’ advance written notice describing the proposed action in reasonable detail to the Class A Unitholders and provide each Class A Unitholder with the opportunity to effect an Exchange of all such Class A Unitholder’s Combined Units in accordance with the terms of this Agreement; provided, however, that in no event will the Corporation take or cause to be taken any action that would cause interests in the Company to not meet the requirements of Treasury Regulation Section 1.7704-1(h) prior to the first anniversary of the date hereof. Provided that the notice and opportunity to Exchange contemplated by the previous sentence has been provided to the Class A Unitholders, then, notwithstanding anything to the contrary herein, if the Board of Directors of the Corporation or Board of the Company, as applicable, after consultation with its outside legal counsel and tax advisor, shall determine in good faith that interests in the Company do not meet the requirements of Treasury Regulation Section 1.7704-1(h), the Corporation or the Company, as applicable, may impose such restrictions on Exchange, as the Corporation or the Company, as applicable, may reasonably determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code; provided that, upon such a determination, the Class A Unitholders’ existing liquidity rights will be preserved to the greatest extent possible.

9.10 Adjustment of Exchange Rate.

(a) The Exchange Rate shall be adjusted accordingly if there is: (a) any subdivision (by any unit or stock split, unit or stock distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit or stock split, reclassification, reorganization, recapitalization or otherwise) of Class A Common Units or Class B Common Stock that is not accompanied by an identical subdivision or combination of the Class A Common Stock; or (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of Class A Common Units or Class B Common Stock. For example, if there is a 2 for 1 stock split of Class A Common Stock and no corresponding split with respect to the Class A Common Units or Class B Common Stock, the Exchange Rate would be adjusted to be 2. To the extent not reflected in an adjustment to the Exchange Rate, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an exchanging Class A Unitholder shall be entitled to receive the amount of such security, securities or other property that such exchanging Class A Unitholder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed into another security, securities or other property, this Section 9.10 shall continue to be applicable, mutatis mutandis, with respect to such other security or other property.

(b) Each time that the Corporation (i) purchases Combined Units other than in connection with (A) a corresponding issuance by the Corporation of the same number of shares of Class A Common Stock (whether as a result of an Exchange or otherwise) or (B) a concurrent recapitalization of the Company that causes the number of Class A Common Units held by the Corporation to equal the number of shares of Class A Common Stock outstanding immediately following such purchase of Combined Units, or (ii) repurchases shares of Class A Common Stock without a corresponding redemption by the Company of Class A Common Units held by the Corporation, then the Exchange Rate shall be adjusted immediately following such transaction, without any further action by the Corporation, the Company or any Class A Unitholder, as follows: the Exchange Rate shall first be set at a ratio, the numerator of which shall be the number of shares of Class A Common Stock of the Corporation then-issued and outstanding and the denominator of which shall be the number of Class A Common Units then-owned by the Corporation, in each case after giving effect to the transaction that gave rise to such Exchange Rate adjustment and prior to giving effect to any event that has occurred which would give rise to an adjustment to the Exchange Rate pursuant to Section 9.10(a), and then that ratio shall be adjusted as set forth in Section 9.10(a) for each event (if any) giving rise to such Section 9.10(a) adjustment assuming that such event had occurred after the transaction that gave rise to the Exchange Ratio adjustment being made pursuant to this Section 9.10(b).

(c) If the Corporation pays a dividend or otherwise makes a distribution in respect of shares of Class A Common Stock, in each case of property other than cash and such property was not Distributed to the Corporation from the Company, then, upon any Exchange that occurs subsequent to such dividend or distribution of property, the Corporation shall distribute to the Class A Unitholder conducting such Exchange the property that such Class A Unitholder would have received in such prior dividend or distribution in respect of the shares of Class A Common Stock received by such Class A Unitholder in such Exchange if such Exchange had occurred immediately prior to the record date for such prior dividend or distribution.

(d) Upon any Exchange that occurs when an Excess Distributed Cash Amount exists, the Corporation shall pay to the Class A Unitholder conducting such Exchange, with respect to each share of Class A Common Stock received in such Exchange, the sum of all Per-Share Amounts previously paid by the Corporation that resulted in such Excess Distributed Cash Amount. For the purposes of this Section 9.10(d), “Excess Distributed Cash Amount” shall mean, with respect to any Exchange, the amount, if any, by which (i) the cumulative amount of all cash dividends paid, and other cash distributions made, by the Corporation in respect of shares of Class A Common Stock, exceeds (ii) an amount equal to the excess, if any, of (A) the cumulative amount of all cash Distributed to the Corporation by the Company, over (B) the cumulative amount of payments made by the Corporation for any purpose other than (I) the payment by the Corporation of such cash dividends or distributions and (II) the repayment of the principal amount of debt, if any, incurred by the Corporation, in each case as measured at the time of such Exchange. “Per-Share Amount” shall mean, with respect to any prior dividend or distribution that created (or increased) an Excess Distributed Cash Amount, (x) the amount of (or increase in) such Excess Distributed Cash Amount divided by (y) the number of shares of Class A Common Stock outstanding at the time of such dividend or distribution. If the Excess Distributed Cash Amount, as of the time of any determination, is less than it would have been immediately following the prior dividends or distributions that created (or increased) it, then the Per-Share Amount with respect to the most recent such prior dividends or distributions shall be reduced to reflect the reduction in the Excess Distributed Cash Amount that exists as of such time of determination, with such Excess Distributed Cash Amount being matched against the most recent such dividend or distribution up to the entire amount of such dividend or distribution and any remaining amount of such Excess Distributed Cash Amount being matched against the most recent of each of the remaining prior dividends or distributions up to the entire amount of each such dividend or distribution until the entire amount of such Excess Distributed Cash Amount has been matched against prior dividends and distributions.

9.11 Class A Common Stock to be Delivered upon Exchange.

(a) The Corporation and the Company covenant and agree that on the first day of the calendar month immediately following the first anniversary of an Offering Event, or as promptly as practicable thereafter, the Corporation shall file with the SEC one or more shelf registration statements covering the offer and sale of all shares of Class A Common Stock in exchange for such holders’ Holdco Units and shares of Class B Common Stock. Nothing contained herein shall be construed to preclude the Corporation or the Company from satisfying their obligations in respect of the exchange of the Combined Units by delivery of Class A Common Stock held in the treasury of the Corporation or the Company or any of their Subsidiaries. Nothing herein shall be construed as a requirement for the Corporation or the Company to settle the exchange for cash. The Corporation shall not be required to comply with this Section 9.11(a) in an Exchange in connection with a Change of Control.

(b) The Corporation shall use its reasonable best efforts to list the Class A Common Stock required to be delivered upon Exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding shares of Class A Common Stock may be listed or traded at the time of such delivery.

(c) The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, the maximum number of shares of Class A Common Stock as shall be deliverable upon Exchange of all then-outstanding Combined Units; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Exchange by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Corporation or any Subsidiary thereof).

(d) Prior to the date of this Agreement, the Corporation has taken all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of the Corporation (including derivative securities with respect thereto) and any securities which may be deemed to be equity securities or derivative securities of the Corporation for such purposes that result from the transactions contemplated by this Agreement, by each director or officer of the Corporation who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Corporation upon the registration of any class of equity security of the Corporation pursuant to Section 12 of the Exchange Act (with the authorizing resolutions specifying the name of each such officer or director whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such Person pursuant to this Agreement).

(e) If any Takeover Law or other similar law or regulation becomes or is deemed to become applicable to this Agreement or any of the transactions contemplated hereby, the Corporation shall use its reasonable best efforts to render such law or regulation inapplicable to all of the foregoing.

(f) The Corporation covenants that all shares of Class A Common Stock delivered upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable and not subject to any preemptive right of stockholders of the Corporation or to any right of first refusal or other right in favor of any Person.

(g) For purposes of determining any ordinary income recognized under Code Section 751 with respect to any Exchange pursuant to Section 9.9 (or pursuant to Code Section 741 in the event of a sale or other taxable disposition of any Combined Units), the Company, the Board and the Members agree to utilize the methodology described in clause (iii) of Section 4.5(g).

9.12 Withholding; Certification of Non-Foreign Status.

(a) If the Corporation or the Company shall be required to withhold any amounts by reason of any federal, state, local or foreign Tax rules or regulations in respect of any Exchange, the Corporation or the Company, as the case may be, shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements, including at its option withholding shares of Class A Common Stock with a fair market value equal to the minimum amount of any Taxes which the Corporation or the Company, as the case may be, may be required to withhold with respect to such Exchange. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Class A Unitholder. The parties anticipate that, on the basis of current law, no federal income tax withholding would be required with respect to an Exchange by any Class A Unitholder who is a “United States person” within the meaning of Section 7701(a)(30) of the Code and who, if required, has properly certified that such holder is not subject to federal backup withholding.

(b) Notwithstanding anything to the contrary herein, each of the Corporation and the Company may, at its own discretion, require as a condition to the effectiveness of an Exchange that an exchanging Class A Unitholder deliver to the Corporation or the Company, as the case may be, a certification of non-foreign status in accordance with Treasury Regulation Section 1.1445-2(b). In the event the Corporation or the Company has required delivery of such certification but an exchanging Class A Unitholder is unable to do so, the Corporation or the Company, as the case may be, shall nevertheless deliver or cause to be delivered to the exchanging Class A Unitholder the Class A Common Stock in accordance with Section 9.9, but subject to withholding as provided in Section 9.12(a).

9.13 No Transfer of Class B Common Stock. Except as otherwise provided by this Agreement, no Class A Unitholder may Transfer, directly or indirectly, all or any portion of its shares of Class B Common Stock or any rights therein (voting or otherwise) to any other Person.

9.14 Tender Offers and Other Events with Respect to the Corporation. In the event that a tender offer, share exchange offer, issuer bid, takeover bid, recapitalization or similar transaction with respect to Class A Common Stock (a “Corporation Offer”) is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the Board of Directors of the Corporation or is otherwise effected or to be effected with the consent or approval of the Board Directors of the Corporation, the Class A Unitholders shall be permitted to participate in such Corporation Offer by delivery of an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such Corporation Offer, and, for the avoidance of doubt, shall be contingent upon such Corporation Offer and not be effective if such Corporation Offer is not consummated). In the case of a Corporation Offer proposed by the Corporation, the Corporation will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Class A Unitholders to participate in such Corporation Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination; provided that without limiting the generality of the foregoing or the ability of any Class A Unitholder to Exchange Combined Units at any time pursuant to the terms of this Agreement, the Corporation will use its reasonable best efforts expeditiously and in good faith to ensure that such holders may participate in each such Corporation Offer without being required to Exchange Combined Units. For the avoidance of doubt, in no event shall the Class A Unitholders be entitled to receive in such Corporation Offer aggregate consideration for each Combined Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Corporation Offer.

ARTICLE X

ADMISSION OF MEMBERS

10.1 Substituted Members. In connection with the Transfer of Units of a Unitholder permitted under the terms of this Agreement, the Equity Agreements (if applicable), and the other agreements contemplated hereby and thereby, the Transferee shall become a Substituted Member on the later of (a) the effective date of such Transfer, and (b) the date on which the Board approves such Transferee as a Substituted Member, and such admission shall be shown on the books and records of the Company; provided, however, in connection with the Transfer of Units pursuant to a Permitted Transfer or Controlled Affiliate, the Transferee shall become a Substituted Member on the effective date of such Transfer.

10.2 Additional Members. A Person may be admitted to the Company as an additional Member (an “Additional Member”) only as contemplated under Section 3.1 and only upon furnishing to the Company (a) a letter of acceptance, in form satisfactory to the Board, of all the terms and conditions of this Agreement, including the power of attorney granted in Section 14.1, and (b) such other documents or instruments as may be deemed necessary or appropriate by the Board to effect such Person’s admission as a Member. Such admission shall become effective on the date on which the Board determines that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.

ARTICLE XI

WITHDRAWAL AND RESIGNATION OF UNITHOLDERS

11.1 Withdrawal and Resignation of Unitholders. No Unitholder shall have the power or right to withdraw or otherwise resign from the Company prior to the dissolution and winding up of the Company pursuant to Article XII, without the prior written consent of the Board, except as otherwise expressly permitted by this Agreement or any of the other agreements contemplated hereby. Upon a Transfer of all of a Unitholder’s Units in a Transfer permitted by each of this Agreement any applicable Equity Agreements, such Unitholder shall (subject to the provisions of Section 9.4) cease to be a Unitholder. Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, any completely withdrawing Unitholder will not be considered a Unitholder for any purpose after the effective time of such complete withdrawal, and, in the case of a partial withdrawal, such Unitholder’s Capital Account (and corresponding voting and other rights) shall be reduced for all other purposes hereunder upon the effective time of such partial withdrawal.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

12.1 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members. The Company shall dissolve, and its affairs shall be wound up upon the first of the following to occur:

(a) Board approval of dissolution; or

(b) the entry of a decree of judicial dissolution of the Company under Section 35-5 of the Delaware Act or an administrative dissolution under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XII, the Company is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

12.2 Liquidation and Termination. On the dissolution of the Company, the Board shall act as liquidator or may appoint one or more representatives, Members or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the Company and make final Distributions as provided herein, in the Delaware Act and in accordance with all state mortgage licensing requirements (including in a manner that avoids the imposition of personal liability upon any Unitholder, Director or officer pursuant to such requirements). The costs of liquidation shall be borne as a Company expense. Until final Distribution, the liquidators shall continue to operate the Company’s properties with all of the power and authority of the Board. The steps to be accomplished by the liquidators are as follows:

(a) The liquidators shall pay, satisfy or discharge from the Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine).

(b) As promptly as practicable after dissolution, the liquidators shall (i) determine the Fair Market Value (the “Liquidation FMV”) of the Company’s remaining assets (the “Liquidation Assets”) in accordance with Article XIII, (ii) determine the amounts to be Distributed to each Unitholder in accordance with Section 4.1(b) and Distribute such amounts to the Unitholders, and (iii) deliver to each Unitholder a statement setting forth the Liquidation FMV and the amounts and recipients of such Distributions. To the extent any Unitholder has received a Tax Distribution under Section 4.1(a) and such Tax Distribution is not applied as an advance of any Distribution under Section 4.1(b), including by application of Section 12.2(c), the Unitholder shall pay repay such Tax Distribution to the Company and such Tax Distribution shall become part of the Liquidation Assets.

(c) As soon as the Liquidation FMV and the proper amounts of Distributions have been determined in accordance with Section 12.2(b) above, the liquidators shall promptly distribute the Company’s Liquidation Assets to the holders of Units in accordance with Section 4.1(b). Any non-cash Liquidation Assets will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Sections 4.2 and 4.3. After taking into account such allocations, it is anticipated that each Unitholder’s Capital Account will be equal to the amount to be distributed to such Unitholder pursuant to Section 12.2(b). If any Unitholder’s Capital Account is not equal to the amount to be distributed to such Unitholder pursuant to Section 12.2(b), gross items of income, gain, deduction and loss for the Fiscal Year in which the Company is dissolved shall be allocated among the Unitholders in such a manner as to cause, to the extent possible, each Unitholder’s Adjusted Capital Account Balance to be equal to the amount to be distributed to such Unitholder pursuant to Section 12.2(b). If the Distribution of any non-cash Liquidation Asset cannot be made to a recipient because the recipient lacks a particular license, then (i) such non-cash Liquidation Asset must be first liquidated or (ii) such non-cash Liquidation Asset shall be Transferred to (A) such recipient’s Affiliate that is so licensed or (B) another Unitholder that is so licensed (if such other Unitholder agrees to relinquish to such unlicensed recipient an equivalent amount of Liquidation Assets that do not require the recipient to be licensed).

(d) The Distribution of cash and/or property to a Unitholder in accordance with the provisions of this Section 12.2 constitutes a complete return to the Unitholder of its Capital Contributions and a complete Distribution to the Unitholder of its interest in the Company and all Company property and constitutes a compromise to which all Unitholders have consented within the meaning of the Delaware Act. To the extent that a Unitholder returns funds to the Company, it has no claim against any other Unitholder for those funds.

12.3 Securityholders Agreement. To the extent that units or other equity securities of any Subsidiary of the Company are distributed to any Unitholders and unless otherwise agreed to by the Board, such Unitholders hereby agree to enter into a securityholders agreement with such Subsidiary and each other Unitholder which contains restrictions on the Transfer of such equity securities and other provisions (including with respect to the governance and control of such Subsidiary) in form and substance similar to the provisions and restrictions set forth herein (including in Article V and Article IX).

12.4 Cancellation of Certificate. On completion of the Distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Board (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 12.4.

12.5 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the Business and affairs of the Company and the liquidation of its assets pursuant to Section 12.2 in order to minimize any Losses otherwise attendant upon such winding up.

12.6 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Unitholders (it being understood that any such return shall be made solely from Company assets).

12.7 Hart-Scott-Rodino. In the event the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) is applicable to any Unitholder, the dissolution of the Company shall not be consummated until such time as the applicable waiting period (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Unitholder.

ARTICLE XIII

VALUATION

13.1 Valuation of Subsidiary Securities. The Fair Market Value of any equity securities of any Subsidiary of the Company (other than the iMortgage Joint Venture) means the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the New York Stock Exchange system as of 4:00 P.M., New York time, or, if on any day such securities are not quoted in the New York Stock Exchange system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day as of which the Fair Market Value is being determined and the twenty (20) consecutive Business Days prior to such day. If the dissolution and liquidation (or deemed dissolution and liquidation) of the Company occurs in connection with the Public Offering of any Subsidiary of the Company, the Fair Market Value of each equity security of such Subsidiary shall equal the price at which such securities are initially offered to the public in connection with such Public Offering. If at any time the equity securities of a Subsidiary are not listed on any securities exchange or quoted in the Nasdaq System or the over-the-counter market, and the dissolution and liquidation (or deemed dissolution and liquidation) of the Company does not occur in connection with a Public Offering of such Subsidiary, the Fair Market Value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by the Board on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s length transaction, taking into account all factors it deems relevant.

13.2 Valuation of Other Assets and Company Securities.

(a) The Fair Market Value of all other non-cash assets or of any Units or other securities issued by the Company, other than with respect to the iMortgage Division, iMortgage Assets, including the iMortgage Joint Venture, and the Class I Units, means the fair value for such assets or securities as between a willing buyer and a willing seller in an arm’s-length transaction occurring on the date of valuation as determined by the Board, taking into account all relevant factors determinative of value (and giving effect to any transfer taxes payable or discounts in connection with such sale). The Fair Market Value of all Class I Units shall be as provided in Section 13.2(b). In any event, prior to any investment in the Company’s Units, the Board shall make a good faith determination of Fair Market Value of such Units or other securities as of the time of such investment.

(b) The Fair Market Value with respect to the Class I Unitholders, for purposes of any liquidation under Section 12.2, Sale of the Company, Public Offering, Company redemption, Sale of the Division, any iMortgage Capital Event, any Restructuring or similar proposed transactions:

(i) with respect to a Class I Unit on a given date, is the amount that would be distributed with respect to such Unit if the iMortgage Assets and the assets of the iMortgage Joint Venture were sold for their respective Fair Market Values (as described in clause (ii) of this Section 13.2(b)), the liabilities of the iMortgage Division and the iMortgage Joint Venture were satisfied in accordance with their terms, the remaining proceeds from the sale of the assets of the iMortgage Joint Venture were distributed to the Company pursuant to the iMortgage Joint Venture governing documents (i.e., based on the ownership interest of the Company), and then such proceeds, along with the proceeds from the sale of all other iMortgage Assets, were distributed to the holders of the Class I Units pursuant to Section 4.1(b) (which by definition excludes any discounts related to a lack of liquidity with respect to the Class I Units, premiums for control or discounts for minority interests);

(ii) with respect to all of the iMortgage Assets on a given date, (A) shall be determined assuming all of the iMortgage Assets are sold in an orderly sale (as opposed to a forced liquidation) on the open market, taken as a whole, and inclusive of any intangible such as goodwill or going concern attributable to the iMortgage Division (regardless of whether such intangible has book value for accounting purposes) and (B) shall be reasonably determined by the Board or in the event that the Board is not handling the Company’s liquidation, any Person handling such liquidation with respect to either Section 4.1(b) or Article XII of this Agreement (“Liquidator”), in good faith;

(iii) with respect to the definitions and their respective use in connection with a Sale of the Company, Under $200M Sale of the Company, Public Offering, Sale of the Division or iMortgage Capital Event: iMortgage Division Allocation of Proceeds for Sale of the Company and Public Offering, Sale of the Company, a Public Offering, and any definitions that clarify all such definitions, the Board or Liquidator shall calculate such amounts in good faith using the definitions of each; and

(iv) with respect to any property other than a Unit or an iMortgage Asset, the Fair Market Value of such other property shall be reasonably determined by the Board or the Liquidator in good faith consistent with the terms hereof, except in the case of any Marketable Securities, which shall be equal to the closing trading price on such date (or if such date is not a trading day, the closing trading price on the next succeeding Business Day).

(c) Nothing in Section 13.2(b) shall affect: (i) the application of the twenty percent (20%) discount as provided for and described in Section 4.8(b) or the definition of iMortgage Division Allocation of Proceeds for Sale of the Company and Public Offering, or (ii) the fifty percent (50%) discount as provided for and described in Section 4.8(a).

(d) If a Majority of the iMortgage Class I Unitholders disagree with the determination by the Board of Fair Market Value with respect to any matter affecting the Class I Unitholders following the notice requirement described in the definition of Procedure, then such holders may invoke the Procedure.

13.3 Valuation of Other Securities. In determining Fair Market Value of any other securities, the Board shall make such determination on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s length transaction, taking into account all relevant factors.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Power of Attorney. Each Unitholder hereby constitutes and appoints each Director and the liquidators, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) this Agreement, all certificates and other instruments and all amendments thereof in accordance with the terms hereof which the Board deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (b) all instruments which the Board deems appropriate or necessary to reflect any appropriately authorized amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents which the Board and/or the liquidators deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (d) all instruments relating to the admission, withdrawal or substitution of any Unitholder pursuant to Article X or Article XI. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, Disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Unitholder and the Transfer of all or any portion of his, her or its Units and shall extend to such Unitholder’s heirs, successors, assigns and personal representatives.

14.2 Amendments. This Agreement may be amended, modified, or waived upon the written consent of the holders of at least a majority of the voting Class A Units. Except as otherwise expressly set forth herein, the rights and privileges of the Class I Units, including their respective economic rights in the iMortgage Division and the other protections provided the Class I Unitholders may not be amended, modified, or waived without the Majority of the iMortgage Class I Unitholders. Further, this Agreement may not be amended, modified, or waived without the Majority of the iMortgage Class I Unitholders if any such amendment, modification or waiver would adversely affect in any material respect the rights or obligations of any holder of Class I Units under this Agreement in any manner that is materially and adversely disproportionate in its effect on the LD Group with respect to its interest in the iMortgage Division.

14.3 Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Unitholder, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Legal title to any or all Company assets may be held in the name of the Company or one or more nominees, as the Board may determine. The Board hereby declares and warrants that any Company assets for which legal title is held in the name of any nominee shall be held in trust by such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held.

14.4 Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

14.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.6 Counterparts; Binding Agreement. This Agreement may be executed simultaneously in two or more separate counterparts (including by means of facsimile), any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto. This Agreement and all of the provisions hereof shall be binding upon and effective as to each Person who (a) executes this Agreement in the appropriate space provided in the signature pages hereto notwithstanding the fact that other Persons who have not executed this Agreement may be listed on the signature pages hereto, and (b) may from time to time become a party to this Agreement by executing a counterpart of or joinder to this Agreement.

14.7 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation (thus the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”). Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement (excluding the Settlement Agreement), this Agreement shall control but solely to the extent of such conflict. Whenever a conflict exists between this Agreement and the Settlement Agreement, the Settlement Agreement shall control but solely to the extent of such conflict. All Distributions to be made any Class I Unitholder hereunder will be made to the Class I Unitholder Account (as defined in the Settlement Agreement) and the iMortgage Representative shall distribute the applicable pro rata portion of each such Distribution to the applicable holders of Class I Units; it being understood that the Company shall have no liability whatsoever as to any such further distribution by the iMortgage Representative.

14.8 Applicable Law; Venue; Jury Trial Waiver. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Except as otherwise expressly provided in this Agreement, any dispute relating hereto shall be heard in the state or federal courts located in Los Angeles, California, and each party hereto waives any defense or objection to such jurisdiction and venue, including any defense based on lack of jurisdiction or inconvenient forum. TO THE EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO (INCLUDING EACH MEMBER) IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER.

14.9 Addresses and Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy or email (in each case, with hard copy to follow) or sent by reputable overnight express courier (charges prepaid), or (ii) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Such notices, demands, and other communications shall be sent to the address for such recipient set forth in the Company’s books and records or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

14.10 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions, capital or property or the rights of the Board to require Capital Contributions other than as a secured creditor.

14.11 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

14.12 Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement. No Unitholder may take any action or approve any action in contravention of any Board action.

14.13 Offset. Whenever the Company is to pay any sum to any Unitholder or any Affiliate or related Person thereof, any amounts that such Unitholder or such Affiliate or related Person owes to the Company or any of its Subsidiaries under any promissory note or other debt instrument issued to the Company or any of its Subsidiaries or any other bona fide obligation owed to the Company or any of its Subsidiaries that is then due and unpaid may be deducted from that sum before payment; provided, however, this Section 14.13 shall not apply to the holders of the Class I Units and the only offset permitted with respect to the holders of the Class I Units shall be as provided explicitly in this Agreement.

14.14 Entire Agreement. This Agreement and those documents expressly referred to herein (including the Settlement Agreement) embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

14.15 Opt-in to Article 8 of the Uniform Commercial Code. The Unitholders hereby agree that the Units shall be securities governed by Article 8 of the Uniform Commercial Code of the State of Delaware (and the Uniform Commercial Code of any other applicable jurisdiction).

14.16 Delivery by Facsimile or PDF. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (“pdf”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

14.17 Survival. Sections 4.6, 5.6, 6.4, and 6.8 shall survive and continue in full force in accordance with their respective terms notwithstanding any termination of this Agreement or the dissolution of the Company.

14.18 Tax and Other Advice. Each Member has had the opportunity to consult with such Member’s own Tax and other advisors with respect to the consequences to such Member of the purchase, receipt or ownership of the Units, including the Tax consequences under federal, state, local, and other income Tax laws of the United States or any other country and the possible effects of changes in such Tax laws. Such Member acknowledges that none of the Company, its Subsidiaries, Affiliates, successors, beneficiaries, heirs and assigns and its and their past and present Directors, officers, employees, and agents (including their attorneys) makes or has made any representations or warranties to such Member regarding the consequences to such Member of the purchase, receipt or ownership of the Units, including the Tax consequences under federal, state, local and other Tax laws of the United States or any other country and the possible effects of changes in such Tax laws.

14.19 Acknowledgments. Upon execution and delivery of a counterpart to this Agreement or a joinder to this Agreement, each Member (including each Substituted Member and each Additional Member) shall be deemed to acknowledge to the Public Offering Entity as follows: (a) the determination of such Member to acquire Units pursuant to this Agreement or any other agreement has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been made or given by any other Member or by any agent or employee of any other Member, (b) no other Member has acted as an agent of such Member in connection with making its investment hereunder and that no other Member shall be acting as an agent of such Member in connection with monitoring its investment hereunder, (c) the Public Offering Entity has retained Sheppard, Mullin, Richter & Hampton LLP (“SMRH”) and Kirkland & Ellis LLP in connection with the transactions contemplated hereby and expect to retain SMRH and Kirkland & Ellis LLP as legal counsel in connection with their investment in the Company and its Subsidiaries, (d) SMRH and Kirkland & Ellis LLP are not representing and will not represent any other Member in connection with the transaction contemplated hereby or any dispute which may arise between the Public Offering Entity, on the one hand, and any other Member, on the other hand, (e) such Member will, if it wishes counsel on the transactions contemplated hereby, retain its own independent counsel, and (f) SMRH and Kirkland & Ellis LLP may represent the Public Offering Entity in connection with any and all matters contemplated hereby (including any dispute between the Public Offering Entity, on the one hand, and any other Member, on the other hand) and such Member waives any conflict of interest in connection with such representation by SMRH and Kirkland & Ellis LLP.

14.20 Designees. Each of the rights granted to a holder of Investor Equity may, upon the request of such holder, as applicable, be exercised in whole or in part from time to time by its Affiliates and other designees.

*            *             *            *            *            *

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Limited Liability Company Agreement as of the date first written above.

LOANDEPOT, INC.

By:
Name:	Anthony Hsieh
Its:	President

Signature Page to loanDepot Holdings, LLC Limited Liability Company Agreement

4 GUYS, LLC

By:
Name:
Its:

JACO INVESTMENTS LLC

By:
Name:
Its:

Parker Living Trust Dated April 23, 2002

By:
Name:
Its:

Habanero Ventures and Investment Company, LLC

By:
Name:
Its:

CABOOSE4112, LLC

By:
Name:
Its:

Garth Wieger

John S. Christiansen

Signature Page to loanDepot Holdings, LLC Limited Liability Company Agreement

Kathy Wade

Ralph Mozilo

Signature Page to loanDepot Holdings, LLC Limited Liability Company Agreement

LD INVESTMENT HOLDINGS, INC.

By:
Name:
Its:

TRILOGY MANAGEMENT INVESTORS, LLC

By:
Name:	Anthony Hsieh
Its:	Manager

TRILOGY MANAGEMENT INVESTORS TWO, LLC

By:
Name:	Anthony Hsieh
Its:	Manager

TRILOGY MANAGEMENT INVESTORS THREE, LLC

By:
Name:	Anthony Hsieh
Its:	Manager

TRILOGY MANAGEMENT INVESTORS FOUR, LLC

By:
Name:	Anthony Hsieh
Its:	Manager

Signature Page to loanDepot Holdings, LLC Limited Liability Company Agreement

TRILOGY MANAGEMENT INVESTORS FIVE, LLC

By:
Name:	Anthony Hsieh
Its:	Manager

TRILOGY MANAGEMENT INVESTORS SIX, LLC

By:
Name:	Anthony Hsieh
Its:	Manager

Signature Page to loanDepot Holdings, LLC Limited Liability Company Agreement

MILESTONE MERCHANT PARTNERS, LLC

By:
Name:
Its:

Signature Page to loanDepot Holdings, LLC Limited Liability Company Agreement

Exhibit A

Exhibit B: Financial Statement Exhibit

Based on Financials through June 30, 2013

Revenue		GAAP
		Example	Type
Warehouse interest income	Monthly	$5,857,774	Included
Warehouse interest expense	Monthly	$(5,389,706)	Included
Other interest income	Monthly	$1	Included

Net realized interest income	Monthly	$468,069	Included

Realized Origination Income	Funding	$10,247,636	Included
Realized Gain on Sale	Loan Sale	$69,944,446	Included
Pickup in GOS	Loan Sale	$17,325,906	Included

CBA Income - Realized	Funding	$797,400	Included
CBA Income - Realized	Loan Sale	$3,776,478	Included

Other Income - Incentives	Accrual	$95,238	Included
Other Income - Over/Short	Funding	$491	Included

Income from Subsidiary	GAAP	$3,777,230	Included

Loan Loss Reserve	Accrual	$(377,960)	Included

Retained servicing income	Monthly	$1,000,000	Included
Retained servicing late fees	Monthly	$100,000	Included

Mortgage servicing rights	GAAP	$5,000,000	Included

FV Changes - GAAP	GAAP	$10,823,917	Included

Transition Services Revenue	GAAP	$50,000	Included

GAAP Based Revenue		$123,028,851

Non-GAAP Additions
Incentive Income Received	Actual	$—	Excluded
Subsidiary Distributions Received	Actual	$—

Total Net Revenue		$123,028,851

Exhibit A

Expenses
Total Loan Expenses	Actual	$5,306,745	Included

Total Lender Expenses	Actual	$656,554	Included

General and Administrative
Bank Service Charges	Actual	$122,237	Included
Charitable Contributions	Actual	$175,250	Included
Dues and Subscriptions	Actual	$98,905	Included
Total Insurance	Actual	$103,807	Included
Licenses and Permits	Actual	$38,450	Included
Meeting Expenses	Actual	$220,462	Included
Office Supplies	Actual	$492,757	Included
Outside Services	Actual	$1,139,895	Included
Postage and Delivery	Actual	$319,351	Included
Printing and Reproduction	Actual	$114,229	Included
Business Taxes and Filing Fees	Actual	$317,893	Included
Real Estate Taxes	Actual	$285	Included
Training and Seminars	Actual	$11,893	Included

Total General and Administrative	Actual	$3,155,414	Included

Total Wages		$45,271,229	Included
Total Benefits		$3,909,209	Included
Total Payroll Taxes		$3,282,363	Included
Total Professional Services		$305,022	Included
Total Rent Expenses		$4,104,603	Included
Total Travel and Entertainment		$1,180,172	Included
Advertising and Promotions		$1,233,323	Included
Repairs and Maintenance		$797,889	Included
Telecommunications		$508,947	Included
Other Interest Expense		$10,890	Included
Miscellaneous Expense		$(82,585)	Included
Total Depreciation & Amortization		$950,002	Included

Total Operating Expenses		$70,589,780	Included

Overhead Charges
Corporate Allocation		$1,325,125	Included
Capital Markets Charge		$3,712,694	Included

Total Allocations		$5,037,819	Included

Total Expenses		$75,627,599

Operating Income		$47,401,252

Expected Earnings Cash Flow		$31,577,335

Exhibit A

Funded YTD May 2013		$2,475,129,392
Execution Benefit	0.70%	$17,325,906
Units		10,601
NEC BPS		1.43%

Note: Also excludes any purchase accounting related charges such as locked pipeline amortization or purchase price amortization

Note: the Locked Pipeline revenue is included on this Schedule.

Exhibit A

LOANDEPOT HOLDINGS, LLC SCHEDULE OF UNITHOLDERS

as of                  , 2015

COMMON UNITS

To be provided.

Schedule of Unitholders - 1

CLASS I UNITS

Unit Holder	Capital Contribution Amount and Capital Account as of the Effective Date	Class I Units
4 GUYS, LLC, an Arizona limited liability company	$18,256,338	475,421
JACO INVESTMENTS LLC, an Arizona limited liability company	$18,256,338	475,421
Garth Wieger	$4,300,841	112,000
Parker Living Trust Dated April 23, 2002	$547,013	14,245
John S. Christiansen	$273,487	7,122
Habanero Ventures and Investment Company, LLC	$273,487	7,122
CABOOSE4112, LLC, an Arizona limited liability company	$3,715,696	96,762
Kathy Wade	$38,400	1,000
Ralph Mozilo	$38,400	1,000

Total	$45,700,000	1,190,093

Schedule of Unitholders - 2